Exhibit 10.5

Execution Version

Dated this 19th day of January, 2006

(1) CARLING TECHNOLOGY LIMITED

and

(2) TIGER GLOBAL PRIVATE INVESTMENT PARTNERS III, L.P.

and

(3) UNITED CAPITAL INVESTMENT GROUP LIMITED

and

(4) YU JIANQIU

and

(5) JOYWIN TECHNOLOGY LIMITED

and

(6) PROFIT FAITH TECHNOLOGY LIMITED

and

(7) BRIGHTEST RESOURCES LIMITED

Subscription Agreement

relating to the convertible notes issued by

CARLING TECHNOLOGY LIMITED

in the aggregate principal amount of

USD25,000,000.00

Sidley Austin

Level 39, Two International Finance Centre,

8 Finance Street, Central

Hong Kong

Tel: (852) 2509 7888

Fax: (852) 2509 3110

Ref.: CHC/EH/MLAM/PLAM/32506-10020

i

THIS AGREEMENT is made on the 19th day of January, 2006.

BETWEEN:

(1)	CARLING TECHNOLOGY LIMITED (Company Number: 635488), a company incorporated in the British Virgin Islands and having its registered office situate at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Company”);

(2)	TIGER GLOBAL PRIVATE INVESTMENT PARTNERS III, L.P., a limited partnership established in the Cayman Islands and having its registered office situate at 90 North Church Street, Strathvale House, George Town, Grand Cayman, 2636GT, Cayman Islands (“Tiger”);

(3)	UNITED CAPITAL INVESTMENT GROUP LIMITED, a company incorporated in the British Virgin Islands and having its registered office situate at the offices of Portcullis TrustNet (BVI) Limited of Portcullis TrustNet Chambers, PO Box 3444, Road Town, Tortola, British Virgin Islands (“UCI”, together with Tiger, the “Subscribers”);

(4)	YU JIANQIU (PRC passport number: G07056885) of No.156 Dao Shan Lu, Fu Lou District, Fuzhou, Fujian Province, People’s Republic of China (“Mr. Yu”);

(5)	JOYWIN TECHNOLOGY LIMITED, (Company Number: 652885), a company incorporated in the British Virgin Islands and having its registered office situate at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Joywin”);

(6)	PROFIT FAITH TECHNOLOGY LIMITED, (Company Number: 658518), a company incorporated in the British Virgin Islands and having its registered office situate at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Profit Faith”); and

(7)	BRIGHTEST RESOURCES LIMITED, (Company Number: 675879), a company incorporated in the British Virgin Islands and having its registered office situate at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Brightest Resources”, together with Joywin and Profit Faith are known as the “Guarantors”).

WHEREAS:

(A)	The Company has as at the date hereof an authorized share capital of USD50,000.00 divided into 50,000 shares of USD1.00 each and an issued share capital of USD10,525.00 divided into 10,525 shares of USD1.00 each (the “Shares”).

(B)

The Company has agreed to issue convertible notes for an aggregate principal amount of USD25,000,000.00 convertible into Conversion Shares (as hereafter defined) and each of the Subscribers has agreed to subscribe for such notes of such respective amounts as set forth against their names in Schedule 8, upon and subject to the terms and conditions set out herein.

(C)	Mr. Yu is a majority shareholder owning 7,894 Shares in the Company and joins as a party to this Agreement to give certain representations, warranties and covenants in favour of the Subscribers herein.

(D)	Each of the Guarantors is a wholly-owned subsidiary of the Company and joins as a party to this Agreement to give certain guarantees in favour of the Subscribers herein.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.	Interpretation

1.1	In this Agreement and the recitals hereto, the following words and expressions shall, unless the context otherwise requires, have the following meanings respectively:

“Accounts Date”	means 31st December, 2004;

“Accounts”	means the financial statements of Sichuan Gushan and Handan Gushan comprising their balance sheets as at the Accounts Date and their profits and loss accounts for the financial year ended the Accounts Date prepared by Deloitte Touche Tohmatsu;

“Agreed Form”	means, in relation to any document, the form of that document which has been agreed and initialed by the Company and Tiger for the purpose of identification;

“Agreement”	means this Agreement, as may be amended, supplemented or replaced from time to time in accordance with Clause 11.5;

“Bentley Development”	means Bentley Development Limited, a company incorporated in the British Virgin Islands with limited liability and the existing noteholder of a convertible note in the principal amount of HKD20,000,000.00 issued by the Company;

“Board of Directors”	means the board of directors of the Company;

“Business Day”	means a day (excluding Saturdays and Sundays) on which banks in Hong Kong are generally open for business;

“Certificate”	means the certificate to be issued in respect of the Notes substantially in the form set out in Schedule 3;

“CFC”	means “Controlled Foreign Corporation” as defined in the Code;

“Code”	means the United States Internal Revenue Code of 1986, as amended;

“Completion”	means completion of the issue of and the subscription for the Notes pursuant to Clause 4 and Schedule 4;

“Completion Date”	means the date of the Completion;

“Conditions Precedent”	means the conditions precedent set out in Clause 3.1;

“Conditions”	means the terms and conditions of the Notes attached to the Certificate and “Condition” refers to the relative numbered paragraph of the Conditions;

“Conversion”	means the conversion of the Notes under Condition 6;

“Conversion Rights”	means the rights attached to the Notes to convert the same into Shares as set out in the Conditions;

“Conversion Shares”	means the Shares issuable or issued to the Noteholders upon exercise of its Conversion Rights;

“Covenantors”	means the Company and Mr. Yu;

“Equity Pledges”	means Fujian Gushan Bio-diesel Equity Pledge, Sichuan Gushan Equity Pledge and Handan Gushan Equity Pledge;

“Fujian Gushan Bio-diesel”	means , a foreign enterprise and a wholly-owned subsidiary of the Group established in the PRC, details of which are set out in Schedule 1;

“Fujian Gushan Bio-diesel Equity Pledge”	means the equity pledge to be entered into between the Company and the Subscribers in relation to the Company’s entire equity interest in Fujian Gushan Bio-diesel;

“Group”	means the Company and its subsidiaries, short particulars of which are set forth in Schedule 1 and each a “Group Company”;

“Guaranteed Obligations”	means all obligations which are or may at any time hereafter be required to be performed (including, without limitation, the payment of any monies due, owing or payable) by the Company in favour of or to the Noteholders pursuant to this Agreement and the other Transaction Documents to which the Company is a party, together with the payment of all reasonable legal and other costs, charges and expenses which the Noteholders may incur in enforcing or obtaining or attempting to enforce or obtain performance of such obligations;

“Handan Gushan”	means , a foreign enterprise and a wholly-owned subsidiary of the Group established in the PRC, details of which are set out in Schedule 1;

“Handan Gushan Equity Pledge”	means the equity pledge to be entered into between Profit Faith and the Subscribers in relation to Profit Faith’s entire equity interest in Handan Gushan;

“HKD”	means Hong Kong dollars;

“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Ideanew Profits”	means Ideanew Profits Limited, a company incorporated in the British Virgin Islands with limited liability and the existing noteholder of a convertible note in the principal amount of HKD40,000,000.00 issued by the Company;

“Intellectual Property”	means all patents, trademarks, service marks, trade names, domain names, copyrights, trade secrets, information, proprietary rights and processes;

“Investors’ Rights Agreement”	means the investors’ rights agreement to be entered into between the Company, the Shareholders, Ideanew Profits, Bentley Development and the Subscribers in the form set out in Schedule 9;

“Key Management Persons”	means Mr. Yu, Mr. Chen Deyu, Mr. Chen Zihong, Mr. Chen Gonghao, Ms. Chen Huiming, Mr. Li Junxiong, Mr. Zhang Bin, Mr. Yang Zhao and Mr. Gao Mingshen and each a “Key Management Person”;

“Listco”	means the Company or any company which is a holding company of the Company whose shares become listed on a Stock Exchange at any time after the date hereof;

“Listing”	means the initial admission and listing of shares of Listco for trading on the Stock Exchange by way of a public offer, placement or otherwise;

“Maturity Date”	means the date falling 3 years after the Completion Date;

“Notes”	means the convertible notes in the aggregate principal amount of USD25,000,000.00 to be issued by the Company to the Subscribers of such respective amounts as set forth against their names in Schedule 8 on the terms and conditions set out herein;

“Noteholders”	means the Subscribers or permitted transferee(s);

“PRC”	means the People’s Republic of China;

“Related Party”	means an employee, officer, director or shareholder of any Group Company;

“Qualified IPO”	means a Listing undertaken by the Company (or its successor) which incorporates the following: (a) listing of the shares of the Company (or its successor) on the Stock Exchange; (b) shares offered under the Listing should be offered through one or more internationally recognized investment or merchant banks or securities firms both to international and domestic investors and at investor presentations held in one or more principal financial centers; (c) relevant shares should be widely distributed and meet the requirements of the Stock Exchange; and (d) offer price per share shall reflect a valuation of the Group of not less than USD265,000,000.00 in the aggregate;

“Reorganization”	means the reorganization of the Group for the purpose of the Listing;

“RMB”	means Renminbi, the lawful currency of the PRC;

“SAFE Circular 75”	means the circular issued on October 21, 2005 by the State Administration of Foreign Exchange on “Relevant Issues Concerning Foreign Exchange Control on Domestic Residents” Corporate Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles” and all regulations, rules and other policies adopted by the government of the PRC in response to the circular;

“Service Agreements”	means the service agreements to be entered into between the Company and the Key Management Persons and each a “Service Agreement”;

“Shareholders”	means Mr. Yu, Mr. Chen Zihong, Mr. Chen Gonghao, Po Sang Group Limited, Good Concept Investments Limited and Peace Shine Limited;

“Share Charges”	means the share charges to be executed by the Company in relation to its entire shareholding interest in each of the Guarantors in favour of the Subscribers;

“Sichuan Gushan”	means , a foreign enterprise and a wholly-owned subsidiary of the Group established in the PRC, details of which are set out in Schedule 1;

“Sichuan Gushan Equity Pledge”	means the equity pledge to be entered into between Joywin and the Subscribers in relation to Joywin’s entire equity interest in Sichuan Gushan;

“Stock Exchange”	means The Stock Exchange of Hong Kong Limited or any other stock exchange elsewhere in the world agreed between the Company and Tiger;

“subsidiary”	shall have the meaning attributed to the expression by Section 2 of the Companies Ordinance (Cap.32) of the Laws of Hong Kong;

“Transaction Documents”	means this Agreement, the Equity Pledges, the Investors’ Rights Agreement, the Notes, the Service Agreements, the Share Charges and all other documents executed pursuant to this Agreement and in connection with the transactions contemplated by this Agreement;

“US”	means the United States of America;

“USD”	means US dollars;

“Warranties”	means the representation, warranties and undertakings given under Clause 5.1, and Part I of Schedule 5; and

“Warrantors”	the Company and Mr. Yu.

1.2	Except as otherwise expressly provided, expressions defined in the Companies Ordinance have the same meaning when used in this Agreement.

1.3	Unless the context otherwise requires, words importing the singular number shall include the plural number and words importing the masculine gender shall include the feminine or neuter gender and vice versa, and references to persons include companies and bodies, corporate or non-corporate.

1.4	References to Clauses, Sub-clauses, Paragraphs and Schedules are, except where the context otherwise requires, references to Clauses, Sub-clauses and Paragraphs hereof and Schedules hereto. Schedules shall form an integral part of this Agreement.

1.5	Headings of Clauses are for ease of reference only and shall be ignored in the interpretation of the provisions hereof.

2.	Issue of and Subscription for the Notes

2.1	Upon the Completion, the Company shall issue to the Subscribers, and the Subscribers shall subscribe in cash for, the Notes of such respective amounts as set forth against their names in Schedule 8, upon and subject to the terms and conditions of this Agreement.

3.	Conditions Precedent

3.1	Each of the Subscribers’ obligation to subscribe for the Notes shall be subject to fulfillment of the following conditions:

(a)	each of the Subscribers having received a certified copy of the board resolutions of the Company and the other Group Companies approving and authorizing the execution, delivery and performance of the Transaction Documents;

(b)	each of the Subscribers having received a legal opinion dated as of the Completion Date in the Agreed Form from Chen & Co., special counsel as to the laws of the PRC to the Company with respect to the corporate status, including without limitation the capitalization, of the subsidiaries of the Company which are established under the laws of the PRC, the authorization (except with respect to Mr. Yu), execution and performance of the applicable Transaction Documents by the subsidiaries of the Company established under the laws of the PRC and Mr. Yu and certain other matters;

(c)

each of the Subscribers having received a legal opinion dated as of the Completion Date in the Agreed Form from Appleby Spurling Hunter, special counsel as to the laws of the British Virgin Islands to the Company, with respect to the corporate status, including without limitation the capitalization, of the Company and its subsidiaries which are established under the laws of the British Virgin Islands, the authorization, execution and performance of the Transaction Documents by the Company and its subsidiaries which are established under the laws of the British Virgin Islands;

(d)	each of the Subscribers having received a legal opinion dated as of the Completion Date in the Agreed Form from Sidley Austin with respect to the enforceability of the Transaction Documents that are governed by Hong Kong law;

(e)	the Warranties remaining true and correct in all material respects as of the date hereof and the Completion Date;

(f)	the Company, the Shareholders, Ideanew Profits and Bentley Development having executed the Investors Rights Agreement in the Agreed Form;

(g)	the Company having executed and delivered the Share Charges in the Agreed Form and such other documents as required by Tiger in connection with the Share Charges;

(h)	each Key Management Person having executed a Service Agreement in the Agreed Form;

(i)	the performance by the Group Companies of all obligations under the Transaction Documents that are required to be completed by them on or prior to the Completion Date;

(j)	the Company having executed the Fujian Gushan Bio-diesel Equity Pledge and the Sichuan Gushan Equity Pledge in the Agreed Forms and having obtained such other documents as required by Tiger in connection with the Fujian Gushan Bio-diesel Equity Pledge and the Sichuan Gushan Equity Pledge, including without limitation the approvals and registration records of the Fujian Gushan Bio-diesel Equity Pledge and the Sichuan Gushan Equity Pledge issued by the applicable PRC approval and registration authorities;

(k)	the Company having obtained fire, property and casualty insurance coverage for all of the Group Companies (other than Fujian Gushan Bio-diesel) in amounts to be agreed between the Company and Tiger provided that such insurance coverage is generally available in the PRC insurance markets on commercially reasonable terms;

(l)	since the date hereof, there shall not have occurred any event or change that has had or reasonably could be expected to have, either in any case or in the aggregate, a material adverse effect on the Group as a whole;

(m)	the Guarantors having amended their respective Memorandums and Articles of Association in the Agreed Form;

(n)	the Company having amended its Memorandum and Articles of Association in the Agreed Form, provided that the scope of such amendment shall not exceed the requirements to ensure that such Memorandum and Articles of Association are not inconsistent with the terms of the Transaction Documents; and

(o)	each Shareholder who are PRC domestic residents having completed the overseas investment foreign exchange registration procedures as required under SAFE Circular 75 with regard to Carling’s capitalization as of the Completion and provided the relevant documents in connection therewith as reasonably required by the Subscribers.

3.2	The Company and Mr. Yu undertake to the Subscribers to use their respective best endeavors to ensure that the Conditions Precedent are fulfilled as early as practicable and in any event not later than sixty (60) days following the date hereof, or such later date as Tiger and the Company may agree.

3.3	Any of the Conditions Precedent may be waived by either Tiger or UCI by notice in writing to the Company provided that any waiver of any Conditions Precedent by Tiger shall not be binding upon UCI and vice versa.

3.4	The Company shall not be obliged to issue any of the Notes to UCI unless Completion of the subscription for the Notes by the Subscribers takes place simultaneously under Clause 4.

4.	Completion

4.1	The Completion shall take place on such date as soon as practicable following the date on which the Conditions Precedent are fulfilled or waived by Tiger and/or UCI in accordance with Clause 3.3, at the office of Sidley Austin, the Company’s solicitors, of Level 39, Two International Finance Centre, 8 Finance Street, Central, Hong Kong or at such other place as may be agreed between the Company and Tiger, and thereupon the Company and the Subscribers shall perform their respective obligations set out in Schedule 4.

5.	Representations, Warranties and Undertakings

5.1	The Warrantors hereby represent, warrant and undertake to the Subscribers that each of the statements in Part I of Schedule 5 is true and correct in all material respects as at the date hereof and as at the Completion Date.

5.2	The Warrantors shall notify the Subscribers upon it becoming aware prior to the Completion of any event which could reasonably be expected to cause any of the Warranties to be incorrect, misleading or breached in any material respect.

5.3	The liabilities of the Warrantors under this Agreement for breaches of representations and warranties shall be subject to the limitation and restrictions set out in Schedule 6.

5.4	Each of the Subscribers hereby represents, warrants and undertakes to the Company that each of the statements in Part II of Schedule 5 is true and correct in all material respects as at the date hereof and as at the Completion Date.

5.5	Each of the Subscribers shall notify the Company upon it becoming aware prior to the Completion of any event which could reasonably be expected to cause any of the warranties in Part II of Schedule 5 to be incorrect, misleading or breached in any respect.

6.	Undertakings

6.1	The Warrantors undertake and agree with the Noteholders that until such time as the Company’s respective obligations under the Notes shall have been fully discharged or released by the Noteholders and except with the prior written consent of the Noteholders (such consent not to be unreasonably withheld or delayed), no Group Company shall do any of the following:

(a)	cease to conduct or carry on its business substantially as now conducted or, in the case of a newly acquired subsidiary of the Company, as conducted at the time it became a Group Company or change any part of its business activities;

(b)	sell or dispose of its undertaking, goodwill or assets either in a single transaction or a series of transactions; provided that the Group Companies shall be permitted to sell or dispose of (i) obsolete equipment, (ii) inventory in the ordinary course of business and (iii) other assets having a fair market value not in excess of USD200,000.00 in a single transaction and USD500,000.00 in the aggregate;

(c)	create any class of shares except for ordinary shares;

(d)	except for the capital expenditure incurred for the injection of capital in Handan Gushan, incur any capital expenditure in excess of USD2,000,000 in the aggregate in any financial year;

(e)	create, allow to arise or issue any debenture constituting a pledge, lien or charge (whether by way of fixed or floating charge, mortgage, encumbrance or other security) on all or any of its undertaking, assets or rights save and except in favour of the Noteholders;

(f)	pass any resolution for its winding up or undertake any merger, reconstruction or liquidation exercise or apply for the appointment of a receiver, manager or judicial manager or like officer;

(g)	acquire any share capital or other securities of any body corporate or the establishment of any branch save and except for the Reorganization;

(h)	dispose of or dilute its interest, directly or indirectly, in any of its subsidiaries;

(i)	except for transactions that take place solely between the Group Company that are approved by the Board of Directors, borrow any money, obtain any financial facilities or guarantee any obligations for borrowed money or financial facilities, except with respect to (i) the Notes and (ii) obligations and facilities having an aggregate principal amount of less than USD250,000.00 that are unsecured and subordinated to the Notes on terms reasonably satisfactory to the Noteholders;

(j)	except for transactions that take place solely between the Group Companies that are approved by the Board of Directors, enter into any transactions with a Related Party or member of such Related Party’s immediate family, or any entity in which such Related Party or family member is an officer, director or partner, or in which such Related Party or family member has significant ownership or economic interests or otherwise controls, unless (i) at least twenty (20) days prior to the entry into such transaction, the Related Party notifies each member of the Board of Directors, that such transaction is a “Related Party’ transaction subject to this Clause 6.1(j) and (ii) the terms of such transaction are equivalent to the terms that could be obtained in a bona fide arms length transaction or are approved by the Board of Directors; and

(k)	issue shares in the Company to any investor if following such issuance the Company, in the determination of counsel or accountants for the Noteholders, would be a CFC with respect to the Notes or Conversion Shares held by the Noteholders. No later than two (2) months following the end of each Company taxable year, the Company shall provide the Company’s capitalization table as of the end of the last day of such taxable year to the Noteholders. In addition, the Company shall provide the Noteholders with reasonable access to such other Company information as may be reasonably required by the Noteholders to determine the Company’s status as a CFC, to determine whether the Noteholders are required to report its pro rata portion of the Company’s “Subpart F income” (as defined in the Code) on its United States federal income tax return, or to allow the Noteholders to otherwise comply with applicable United States federal income tax laws.

6.2	The Warrantors undertake and agree with the Noteholders that until such time as the Company’s obligations under the Notes shall have been fully discharged or released by the Noteholders, each Group Company shall comply with the following:

(a)	use its commercially reasonable efforts to avoid being a “passive foreign investment company” within the meaning of Section 1297 of the Code (or any successor thereto). In connection with a “Qualified Electing Fund” election made by the Noteholders pursuant to Section 1295 of the Code (or any successor thereto) or the filing of a “Protective Statement” pursuant to the implementing regulations thereto, the Company shall provide annual financial information to the Noteholders in the PFIC Annual Information Statement (substantially in the form attached hereto as Schedule 7) and shall provide the Noteholders with reasonable access to such other Company information as may be required for purposes of filing United States federal income tax returns in connection with such Qualified Electing Fund election or Protective Statement, as applicable;

(b)	obtain representations, warranties and covenants from each entity in which it invests or has invested substantially to the effect of the representations, warranties and covenants contained in the foregoing Clauses 6.1(k) and 6.2(a) and such additional representations, warranties and covenants as shall be necessary to allow the Company to comply with the provisions of the foregoing Clauses 6.1(k) and 6.2(a);

(c)	except to the extent that the Noteholders elect otherwise, take such actions, including making an election to be treated as a corporation or refraining from making an election to be treated as a partnership, as may be required to ensure that at all times the Company is treated as a corporation for United States federal income tax purposes;

(d)	use the proceeds from the sale of the Notes solely to construct the proposed plants in Beijing and Shanghai and for general working capital needs of such plants;

(e)	consult with, and obtain the consent (which consent shall not be unreasonably withheld or delayed) of, the Noteholders prior to the appointment of a Chief Financial Officer of any Group Company;

(f)	pledge the shareholdings, and cause each direct and indirect subsidiary of the Company to pledge the shareholdings, of each direct or indirect subsidiary of the Company that is formed or acquired by the Company or any it is subsidiaries in favour of the Subscribers on terms that are substantially the same as the Share Charges and the Equity Pledges, as applicable, and to take such other actions as reasonably requested by the Subscribers with respect to the share charges and the equity pledges, as applicable, including without limitation (i) obtaining, on a best endeavors basis, the approvals and registrar records of such equity pledges issued by the applicable PRC approval and registration authorities with respect to the equity pledges and (ii) (A) preparing and filing as soon as practicable a Register of Mortgages, Charges and Other Encumbrances with the Registrar of Corporate Affairs in the British Virgin Islands confirming details of such share charges and (B) causing the subsidiaries to enter into a statement concerning the charge of their respective shares in their respective share registers and file them with the Registrar of Corporate Affairs in the British Virgin Islands as soon as practicable, with respect to such share charges; and

(g)	cause each direct and indirect subsidiary of the Company that is formed or acquired to execute a guaranty on terms that are substantially the same as the provisions in Clause 6A; provided that a guaranty does not have to be executed by a subsidiary if such guaranty is not enforceable under applicable law.

6.3	The Warrantors undertake to and agree with the Noteholders that until such time as the Company’s respective obligations under the Notes shall have been fully discharged or released by the Noteholders and except with the prior written consent of the Noteholders, none of the Company or any Group Company shall make any dividends or distributions on, or repurchases, redemptions or other acquisitions of, its stock or other equity interests.

6.4

The Warrantors undertake to and agree with Tiger that until such time as the Company’s respective obligations under the Notes shall have been fully discharged, Tiger shall have the right to request the election of a director and shall be entitled to submit the same to Mr. Yu and Mr. Yu undertakes to take all necessary actions, including voting the necessary shares owned by him, to elect a member of the Board of

Directors that is designated by Tiger. The director designated by the Tiger will be notified of, and may attend board meetings and shall receive copies of all documents circulated for that purpose. In any event, irrespective of whether Tiger requests the election of a director, each Noteholder (together with its affiliates) holding Notes with an aggregate principal amount of not less than USD5,000,000.00 shall have the right to designate an observer to attend all board and shareholder meetings of the Company and/or its subsidiaries. The Company and Mr. Yu shall procure that the observers so appointed shall receive all notices (whether written or oral) of meetings of directors and shareholders. For the purpose of this Clause 6.4, “affiliates” means any affiliate which (i) Tiger or UCI (as the case may be) controls or manages, directly or indirectly, whether by possessing the power to direct or cause the direction of the management policies of such an affiliate, through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor, agent or otherwise, (ii) is under common control with Tiger or UCI (as the case may be) or (iii) controls, directly or indirectly, Tiger or UCI (as the case may be).

6.5	The Warrantors undertake to and agree with the Noteholders to use all reasonable endeavours to cause each Shareholder and all future shareholders to comply, on continuing basis with SAFE Circular 75 and any other regulations or rules relating to offshore investment by PRC domestic residents; specifically, each such Shareholder shall carry out foreign exchange registration and filing procedures for offshore investment within 30 days of the Completion.

6.6

The Warrantors undertake to and agree with the Noteholders to cause Profit Faith to execute the Handan Gushan Equity Pledge in the Agreed Form and use their best endeavours to obtain such other documents as required by the Subscribers in connection with the Handan Gushan Equity Pledge, including without limitation the approvals and registrar records of the Handan Gushan Equity Pledge issued by the applicable PRC approval and registration authorities as soon as practicable following the Completion Date and in any event prior to the 90th day following the Completion Date.

6.7	The Company undertakes to and agrees with the Noteholders to prepare and file as soon as practicable after the Completion, but in any event within 15 days following the Completion Date, a Register of Mortgages, Charges and Other Encumbrances with the Registrar of Corporate Affairs in the British Virgin Islands confirming details of the share charges into which it is to enter with respect to its shareholdings in Joywin, Profit Faith and Brightest Resources.

6.8	The Warrantors undertake to and agree with the Noteholders to cause Joywin, Profit Faith and Brightest Resources to enter a statement concerning the charge of their respective shares in their respective share registers and file them with the Registrar of Corporate Affairs in the British Virgin Islands as soon as practicable, but in any event within 15 days following the Completion Date.

6.9

The Company undertakes to deliver to the Subscribers as soon as practicable after the Completion but in any event within 5 Business Days following the Completion Date a certified copy of the updated register of members of the Company which includes Ideanew Profits and Bentley Development as the holders of 1,238 and 619 Shares respectively and provide evidence of (i) cancellation of the notes issued to Ideanew

Profits and Bentley Development in the aggregate amount of HKD60,000,000.00 and (ii) termination of the Share Charges dated on 20th May, 2005 on the issued shares of the Company in favor of Ideanew Profits and Bentley Development.

6.10	The Company undertakes to and agree with the Noteholders to obtain fire, property and casualty insurance for Fujian Gushan Bio-diesel in amounts to be agreed between the Company and Tiger within two months following the Completion Date.

6A.	Guarantee

6A.1	Each of the Guarantors unconditionally and irrevocably guarantees, on a joint and several basis, to the Subscribers the due and punctual discharge of the Guaranteed Obligations and agrees that, if at any time or from time to time any of the Guaranteed Obligations are not discharged in full on the due date therefor, it shall immediately on demand therefor discharge the Guaranteed Obligations which are due, owing or payable.

6A.2	The obligations of the Guarantors hereunder shall be continuing obligations and shall not be satisfied, discharged or affected by any intermediate payment or settlement or performance of the Guaranteed Obligations. The Guarantors shall not be released or discharged from any of their obligations hereunder, nor shall any of such obligations be in any way prejudiced or affected, by:

(a)	any invalidity, unenforceability, illegality or voidability of any Guaranteed Obligations;

(b)	any variation or amendment of, or waiver or release granted under or in connection with this Agreement or the Notes or the Transaction Documents, save where such variation, amendment, waiver or release has been expressly granted in favour of the Guarantors as well;

(c)	time being given, or any other indulgence or concession being granted, by the Subscribers to the Company or any other person, save where such time being given, or other indulgence or concession has been expressly granted in favour of the Guarantors as well;

(d)	any dissolution or change in the status or constitution of the Company and/or any party to the Transaction Documents; or

(e)	the taking, holding, failure to take or hold, varying, realization, non-enforcement, non-perfection or release by the Subscribers or any other person of any other guarantee, indemnity or any other security for any of the Guaranteed Obligations.

6A.3	Until the Guaranteed Obligations have been discharged and satisfied in full, the Guarantors shall not:

(a)	be subrogated to any rights of the Subscribers arising under this Agreement or the Notes or the Transaction Documents;

(b)	seek to enforce repayment from the Company and/or any party to the Transaction Documents, whether by subrogation, indemnity, contribution or otherwise, or to exercise any other rights, claims or remedies of any kind which may accrue to any of them in respect of any Guaranteed Obligations discharged by them;

(c)	claim payment of any other monies for the time being due to it from the Company and/or any party to the Transaction Documents, or exercise any other rights, claims or remedies which any of them has in respect thereof; and

(d)	in the event of a dissolution or liquidation of the Company and/or any party to the Transaction Documents, claim or prove in competition with the Subscribers, or accept any direct or indirect payment or distribution in respect of any monies owing to any of them from the Company and/or any party to the Transaction Documents on any account whatsoever.

7.	Announcement

Save as required by law or by any relevant regulatory authority, neither of the parties hereto shall make any announcement in relation to this Agreement without the consent of the other party (such consent not to be unreasonably withheld or delayed). When any announcement in respect of this Agreement shall be required, the parties hereto shall cooperate with each other and provide the other with such information as may be reasonably requested for the purpose of making such announcement.

8.	Notices

8.1	Each notice, demand or other communication to be given or made under this Agreement shall be in writing and delivered or sent to the relevant party at its address or fax number set out below (or such other address or fax number as the addressee has by five (5) days’ prior written notice specified to the other party):

To the Company:	Carling Technology Limited
	Address	:	Unit 908, 9th Floor,
China Merchants Tower,
Shun Tak Centre,
Nos.168-200 Connaught
Road Central,
Hong Kong
	Attention	:	Yu Jianqiu
	Fax Number	:	(852) 2587 7199

To the Subscribers:	Tiger Global Private Investment Partners III, L.P.

	Address	:	101 Park Avenue
48th Floor
New York, NY 10178
	Attention	:	Feroz Dewan
	Fax Number	:	(212) 557-1701

United Capital Investment Group Limited
	Address	:	28th Floor, Zhao Feng
World Trade Building
369 Jiang Su Road
Shanghai 200050
PRC
	Attention	:	Yu Wei
	Fax Number	:	(8621) 5240 0958

To Mr. Yu:	Address	:	Unit 908, 9th Floor
China Merchants Tower
Shun Tak Centre
Nos. 168-200 Connaught
Road Central
Hong Kong
	Fax Number	:	(852) 2587 7199

To the Guarantors:	Joywin Technology Limited
	Address	:	Unit 908, 9th Floor,
China Merchants Tower
Shun Tak Centre
Nos. 168-200 Connaught
Road Central
Hong Kong
	Attention	:	Yu Jianqiu
	Fax Number	:	(852) 2587 7199

Profit Faith Technology Limited
	Address	:	Unit 908, 9th Floor
China Merchants Tower
Shun Tak Centre
Nos. 168-200 Connaught
Road Central
Hong Kong
	Attention	:	Yu Jianqiu
	Fax Number	:	(852) 2587 7199

Brightest Resources Limited
	Address	:	Unit 908, 9th Floor
China Merchants Tower
Shun Tak Centre
Nos. 168-200 Connaught
Road Central
Hong Kong
	Attention	:	Yu Jianqiu
	Fax Number	:	(852) 2587 7199

8.2	Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address, (b) if given or made by telex, when dispatched with confirmed answer back and (c) if given or made by fax, when dispatched, provided that, if such day is not a working day in the place to which it is sent, such notice, demand or other communication shall be deemed delivered on the next following working day at such place.

9.	Costs and Expenses

9.1	Subject to the Completion, the Company will bear the legal and other costs and expenses reasonably incurred by the Subscribers in the preparation of this Agreement and all the documentation for the transactions contemplated hereunder up to a maximum limit of USD250,000.00.

9.2	Subject to Clause 9.1, each party hereto shall bear its own legal, accountancy and other costs and expenses incurred in connection with the preparation and negotiation of this Agreement and all the documentation for the transactions contemplated hereunder.

10.	Termination

10.1	This Agreement shall terminate:

(a)	upon satisfaction of all of the Company’s obligations under the Notes; or

(b)	upon the consummation of a Qualified IPO; or

(c)	with the agreement of all parties hereto.

10.2

Each of the Subscribers and the Company shall have the right to terminate this Agreement by delivering written notice of such termination to the other party if the Completion has not occurred on or before the 60th day following the date hereof, provided, in the case of the Company, the Company and Mr. Yu shall have performed their obligations under Clause 3.2.

10.3	Termination of this Agreement in accordance with Clause 10.1 or Clause 10.2 shall be without prejudice to any accrued rights or obligations of the parties up to the date of termination.

10.4	Clauses 1, 7, 10, 12 and 12A shall continue in full force and effect notwithstanding a termination of this Agreement.

11.	Miscellaneous

11.1	Any date or period mentioned in this Agreement may be extended by agreement between the parties hereto failing which, with regard to any such date or period, time shall be of the essence of this Agreement.

11.2	The parties to this Agreement shall and shall use their respective reasonable endeavors to procure that any necessary third party will do, execute and perform all such further deeds, documents, assurances, acts and things as may be necessary or desirable to carry out all or any provisions of this Agreement into full force and effect.

11.3	This Agreement and the documents referred to herein constitute the entire agreement between the parties to this Agreement inter se in respect of the matters referred to in this Agreement and the documents referred to herein, to the exclusion of all other agreements conduct arrangements or warranties, whether express or implied, and therefore supersede any prior agreements, conduct arrangements or warranties between the parties or any of them in respect of such matters of any nature whatsoever. In the event of any inconsistency between this Agreement and the terms and conditions of the Notes, the former shall prevail.

11.4	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement under the law of that or any other jurisdiction, nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

11.5	This Agreement may only be amended by instrument in writing signed by or on behalf of all the parties to this Agreement.

11.6	This Agreement shall not be capable of assignment by the Company or Mr. Yu without the previous consent in writing of the Subscribers but, subject thereto, shall be binding on and shall ensure for the benefit of each party’s successors and permitted assigns.

12.	Governing Law

This Agreement shall be construed and governed in accordance with the laws of Hong Kong.

12A.	Resolutions of Disputes

12A.1	Consultations

In the event a dispute arises in connection with the interpretation or implementation of this Agreement or any of the Transaction Documents between the parties, the relevant parties shall attempt in the first instance to resolve such dispute through friendly consultations. If the dispute is not resolved in this manner within sixty (60) days after the date on which a party has served notice on the other parties for the commencement of such discussions, then the dispute shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) for binding arbitration, which shall be conducted in accordance with the HKIAC’s arbitration rules in effect at the time of such submission for arbitration.

12A.2	Rules of Arbitration

(a)	The arbitration shall be conducted in Hong Kong.

(b)	There shall be three (3) arbitrators. Each party each shall select one (1) arbitrator and the HKIAC shall select a person who is not a citizen of the PRC or Italy to be the third arbitrator.

(c)	The arbitration proceedings shall take place and be recorded in both Chinese and English and aim to be completed within four (4) months.

12A.3	Arbitration Decision

The arbitration award shall be final and binding on the parties, and the parties agree to be bound thereby and to act accordingly.

12A.4	Arbitration Costs

The costs of arbitration shall be borne by the party or parties in equal parts unless otherwise decided in the arbitration award.

13.	Counterparts

This Agreement may be executed in counterparts and shall take effect as soon as all parties have each executed a counterpart, all of which shall constitute one and the same instrument. Each counterpart so signed shall thereafter be exchanged and countersigned to provide each party with a fully executed copy of this Agreement.

Schedule 1

Particulars of Group Companies

The Company

Company Name	:	Carling Technology Limited

Company Number	:	635488

Place of Incorporation	:	British Virgin Islands

Date of Incorporation	:	5th January, 2005

Authorised Share Capital	:	USD50,000.00 divided into 50,000 shares of USD1.00 each

Issued Share Capital (Note)	:	USD10,525.00 divided into 10,525 shares of USD1.00 each

Registered Office	:	P.O. Box 957, Offshore Incorporations Centre, Road
Town, Tortola, British Virgin Islands

Registered Shareholders (Note)	:	Yu Jianqiu	7,894 Share
		Chen Zihong	684 Shares
		Chen Gonghao	1,106 Shares
		Po Sang Group Limited	525 Shares
		Good Concept Investments Limited	158 Shares
		Peace Shine Limited	158 Shares
(Note)

Sole Director	:	Yu Jianqiu

Registered Agent	:	Offshore Incorporations Limited of P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

Business	:	Investment holding

Note:	Ideanew Profits and Bentley Development shall be the registered shareholders of 1,238 and 619 Shares respectively upon conversion of the convertible notes in the aggregate principal amount of HKD60,000,000.00 on the Completion Date. The issued share capital of the Company upon the said conversion will be USD12,382.00 divided into 12,382 shares of USD1.00 each.

Joywin

Company Name	:	Joywin Technology Limited

Company Number	:	652885

Place of Incorporation	:	British Virgin Islands

Date of Incorporation	:	21st April, 2005

Authorised Share Capital	:	USD50,000.00 divided into 50,000 shares of USD1.00 each

Issued Share Capital	:	USD10,000.00 divided into 10,000 shares of USD1.00 each

Registered Office	:	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

Registered Shareholders	:	Carling Technology Limited - 100%

Sole Director	:	Li Lai Ming

Registered Agent	:	Offshore Incorporations Limited of P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

Business	:	Investment holding

Profit Faith

Company Name	:	Profit Faith Technology Limited

Company Number	:	658518

Place of Incorporation	:	British Virgin Islands

Date of Incorporation	:	25th May, 2005

Authorised Share Capital	:	USD50,000.00 divided into 50,000 shares of USD1.00 each

Issued Share Capital	:	USD1,000.00 divided into 1,000 shares of USD1.00 each

Registered Office	:	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

Registered Shareholders	:	Carling Technology Limited - 100%

Sole Director	:	Li Lai Ming

Registered Agent	:	Offshore Incorporations Limited of P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

Business	:	Investment holding

Brightest Resources

Company Name	:	Brightest Resources Limited

Company Number	:	675879

Place of Incorporation	:	British Virgin Islands

Date of Incorporation	:	9th September, 2005

Authorised Share Capital	:	USD50,000.00 divided into 50,000 shares of USD1.00 each

Issued Share Capital	:	USD1,000.00 divided into 1,000 shares of USD1.00 each

Registered Office	:	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

Registered Shareholders	:	Carling Technology Limited - 100%

Sole Director	:	Yu Jianqiu

Registered Agent	:	Offshore Incorporations Limited of P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

Business	:	Investment holding

Sichuan Gushan

Company Name	:

Nature of entity	:	wholly foreign owned enterprise

Place of establishment	:	Sichuan, PRC

Date of establishment	:	14th June, 2001

Total Investment	:	RMB43,200,000.00

Registered Capital	:	RMB21,600,000.00

Registered Investor	:	Joywin Technology Limited – 100%

Chairman and legal representative	:	Yu Jianqiu

Scope of Business	:

Handan Gushan

Company Name	:

Nature of entity	:	sino-foreign joint venture

Place of Establishment	:	Hebei, PRC

Date of Establishment	:	15th May, 2003

Total Investment	:	RMB4,700,000.00

Registered Capital	:	RMB3,300,000.00 (actual amount paid: RMB3,280,000.00)

Registered Investors	:	Profit Faith Technology Limited - 25%
Sichuan Gushan - 75%

Chairman and legal representative	:	Yu Jianqiu

Scope of Business	:

Fujian Gushan

Company Name	:

Nature of entity	:	wholly foreign owned enterprise

Place of Establishment	:	Hebei, PRC

Date of Establishment	:	13th May, 2005

Total Investment	:	HKD60,000,000.00

Registered Capital	:	HKD30,000,000.00

Registered Investor	:	Carling Technology Limited - 100%

Chairman and legal representative	:	Yu Jianqiu

Scope of Business	:

Schedule 2

Form of Conversion Notice

The undersigned hereby irrevocably requires the Company to convert the Note specified below into Shares in accordance with the Conditions and the terms below.

Certificate No.:

Principal amount of the Note: USD[•]

Principal Amount of Note to be converted: USD[•]

Conversion Price:

In consideration for the reduction/cancellation of the principal amount of the Note set out above we request you to allot to us [•] shares of par value USD1.00. We agree to take the said shares subject to the memorandum of association and articles of association of the Company and we authorize you to enter the following name and address in the share register of the Company;

Name in which Shares to be registered:

Address of registered shareholder:

Name of Noteholder:

Address of Noteholder:

Delivery Instructions: Name:

Address:

Other:

For and on behalf of [•]

[•]

Authorized Person

Unless the context otherwise requires, defined terms used in this Notice have the same meaning as given to them in the Subscription Agreement dated 19th January, 2006 between, inter alia, Carling Technology Limited, Tiger Global Private Investment Partners III, L.P. and United Capital Investment Group Limited.

Schedule 3

Form of Convertible Note

CARLING TECHNOLOGY LIMITED

(Incorporated in the British Virgin Islands with limited liability)

USD[•] CONVERTIBLE NOTE (NO. ___)

guaranteed by:

JOYWIN TECHNOLOGY LIMITED

PROFIT FAITH TECHNOLOGY LIMITED

and BRIGHTEST RESOURCES LIMITED

Issued pursuant to the Memorandum and Articles of Association of Carling Technology Limited, a resolution of its sole Director and a resolution of its members passed on [•] 2006.

THIS IS TO CERTIFY that [•], is the registered holder of the above-mentioned convertible note. This Note is issued with the benefit of and subject to the terms and conditions attached hereto and the subscription agreement dated 19th January, 2006 entered into between, inter alia, Tiger Global Private Investment Partners III, L.P., United Capital Investment Group Limited, Carling Technology Limited and Yu Jianqiu which shall form an integral part of this Certificate.

GIVEN under the Seal of CARLING TECHNOLOGY LIMITED this [•] day of [•], 2006 pursuant to a resolution of its sole Director and a resolution of its members passed on [•], 2006.

Director

GIVEN under the seal of JOYWIN TECHNOLOGY LIMITED this [•] day of [•], 2006 pursuant to a resolution of its sole director and a resolution of its sole member passed on [•], 2006.

Director

GIVEN under the Seal of PROFIT FAITH TECHNOLOGY LIMITED this [•] day of [•], 2006 pursuant to a resolution of its sole director and a resolution of its sole member passed on [•] 2006.

Director

GIVEN under the Seal of BRIGHTEST RESOURCES LIMITED this [•] day of [•], 2006 pursuant to a resolution of its sole director and a resolution of its sole member passed on [•] 2006.

Director

Note:

This Note cannot be transferred to bearer on delivery. This certificate must be delivered to Carling Technology Limited for cancellation and reissue of an appropriate certificate in the event of any such transfer.

TERMS AND CONDITIONS OF THE NOTE

This Note shall be held subject to and with the benefit of the terms and conditions set out below and such terms and conditions shall be binding on CARLING TECHNOLOGY LIMITED and [TIGER GLOBAL PRIVATE INVESTMENT PARTNERS III, L.P.]/[UNITED CAPITAL INVESTMENT GROUP LIMITED] In addition, the Noteholder (as defined hereunder) is entitled to enforce and to the benefit of, and bound by, and are deemed to have notice of the provisions of the Subscription Agreement (as defined hereunder) as if the same were expressly incorporated herein.

1.	Interpretation

1.1	In this Note, the words and expressions set out below shall have the meanings attributed to them below unless the context otherwise requires:

“Accounts” has the meaning ascribed to it in the Subscription Agreement;

“Business Day” means a day (excluding Saturdays and Sundays) on which banks in Hong Kong are generally open for commercial banking business;

“Certificate” means the certificate issued in respect of the Notes;

“Conditions” means the terms and conditions herein and “Condition” refers to the relative numbered paragraph of the Conditions;

“Conversion” means the conversion of the Note under Condition 6;

“Conversion Notice” means a notice given by a Noteholder in the form attached as Schedule 2;

“Conversion Rights” means the rights to convert the principal amount of each Note into Conversion Shares in accordance with the Conditions;

“Conversion Shares” means ordinary shares in the Company issuable to a Noteholder upon exercise of the Conversion Rights;

“Event of Default” has the meaning ascribed to it in Condition 9;

“Group” and “Group Company” have the respective meanings ascribed to them in the Subscription Agreement;

“Guarantors” means (i) Joywin Technology Limited, (ii) Profit Faith Technology Limited and (iii) Brightest Resources Limited;

“HKD” means Hong Kong dollar;

“Listco” means the Company or any company which is a holding company of the Company whose shares become listed on a Stock Exchange;

“Listing” means the initial admission and listing of shares of the Listco for trading on a Stock Exchange by way of a public offer, placement or otherwise;

“Listing Date” means the first date on which shares of the Listco are admitted and listed for trading on a Stock Exchange;

“Listing Rules” means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;

“Maturity Date” means [•], 2009;

“Noteholder” means a registered holder of each Note;

“Notes” means the convertible redeemable notes in the aggregate principal amount of USD25,000,000.00 issued by the Company with the benefit of and subject to the Conditions and the Subscription Agreement including this Note and a “Note” means each Note with a principal amount that forms part of the aggregate principal amount of the Notes each being issued on identical terms other than the principal amount;

“Principal Amount” means in relation to each Note, the principal amount of that Note;

“Qualified IPO” means a Listing undertaken by the Company (or its successor) which incorporate the following: (a) listing of the shares of the Company (or its successor) on the Stock Exchange; (b) shares offered under the Listing should be offered through one or more internationally recognized investment or merchant banks or securities firms both to international and domestic investors and at investor presentations held in one or more principal financial centers; (c) relevant shares should be widely distributed and meet the requirements of the Stock Exchange; and (d) offer price per share shall reflect a valuation of the Group of not less than USD265,000,000.00 in the aggregate;

“Shares” means ordinary shares in the capital of the Company;

“Stock Exchange” means The Stock Exchange of Hong Kong Limited or any other stock exchange elsewhere in the world agreed upon by the Company and Tiger;

“Subscription Agreement” means the agreement of the date thereof entered into between, inter alia, Tiger Global Private Investment Partners III, L.P., United Capital Investment Group Limited, the Company, and Yu Jianqiu for the subscription and issue of the Note; and

“USD” means United States dollar.

1.2	The expressions “Company” and “Noteholder” shall, where the context permits, include their respective successors and permitted assigns and any persons deriving title under them.

1.3	In this Note, words importing the singular number shall include the plural and vice versa and words importing a gender shall include every gender.

1.4	Headings of the Conditions are for reference only and shall be ignored in construing this Note.

1.5	Capitalized terms used herein shall have the same meanings as defined in the Subscription Agreement, unless otherwise defined herein.

2.	Period and Redemption

Subject as provided herein and unless previously redeemed or converted in accordance with the Conditions, the Company shall redeem the Notes at the applicable Principal Amounts on the Maturity Date and for the avoidance of doubt, none of the Notes may be redeemed by the Company before the Maturity Date without the prior written consent of all the Noteholders.

3.	Status and Transfer

(a)	The obligations of the Company arising under the Notes constitute general, direct, unsubordinated and secured obligations of the Company and rank, and will rank, equally among themselves and senior with all other present and future obligations of the Company except for obligations accorded preference by mandatory provisions of applicable law. No application will be made for a listing of the Notes.

(b)	A Note may be assigned or transferred by the Noteholder, subject to the provisions set forth in sections 3.2 and 3.5 of the Investors’ Rights Agreement. A Note to be transferred pursuant to this Condition 3(b) shall be accompanied by a deed of adherence in the form of Annex A to these Conditions, each duly executed by the Noteholder and the transferee or their respective duly authorized attorney.

(c)	A Note may be assigned by the Company to the Listco for the purpose of achieving the Listing without consent of the Noteholder.

(d)	The Company shall maintain and keep a full and complete register of the Notes at such location in Hong Kong as it shall from time to time determine and the Noteholders from time to time and recording any conversion and/or cancellation of the Notes and the destruction of any replacement Notes issued in substitution for any mutilated, defaced, lost, stolen or destroyed Notes and of sufficient identification details of the Noteholders from time to time holding the Notes. The Company shall further procure that such registered information shall be made available to any Noteholder at all reasonable times.

4.	Interest

No interest shall be charged or payable on the Notes.

5.	Payments

(a)	All payments due under the Conditions shall be made for value on the due dates in immediately available funds into the bank accounts as each Noteholder may notify the Company in writing from time to time by not less than seven (7) Business Days’ prior written notice. All payments by the Company shall be made in USD.

(b)	If the due date for payment of any amount in respect of the Notes is not a Business Day, the Noteholders shall be entitled to payment on the next following Business Day in the same manner together with interest accrued in respect of any such delay.

6.	Conversion

(a)	Immediately prior to the consummation of the Qualified IPO on or before the Maturity Date, the whole of the Principal Amount then outstanding shall be converted automatically into the amount of Conversion Shares equal to the product of (i) 5 multiplied by (ii) the quotient of (A) the sum of (1) the then total outstanding number of ordinary shares of the Company (including all options, warrants or other securities or equity convertible into or exercisable for or which carry rights to subscribe for or purchase ordinary shares of the Company (excluding the Notes), on an as-converted basis, but excluding any Qualified Equity Securities (as defined below) and all the Conversion Shares then in issue (if any)) plus (2) the then reserved but unallocated ordinary shares under the Company’s stock option plan divided by (B) 48 multiplied by (iii) the quotient of (A) the whole of the Principal Amount then outstanding divided by (B) USD25,000,000.00.

(b)	Subject to Condition 6(a) above, the Noteholder shall have the right at any time but is not obliged to convert all or a portion of the Principal Amount into the amount of Conversion Shares equal to the product of (i) 5 multiplied by (ii) the quotient of (A) the sum of (1) the then total outstanding number of ordinary shares of the Company (including all options, warrants or other securities or equity convertible into or exercisable for or which carry rights to subscribe for or purchase ordinary shares of the Company (excluding the Notes), on an as-converted basis, but excluding any Qualified Equity Securities (as defined below) and all the Conversion Shares then in issue (if any)) plus (2) the then reserved but unallocated ordinary shares under the Company’s stock option plan divided by (B) 48 multiplied by (iii) the quotient of (A) the portion of the Principal Amount being converted by the Noteholder divided by (B) USD25,000,000.00; provided that the Noteholder shall not be able to convert a portion of the Principal Amount that is less than USD250,000.00.

(c)	For purposes of this Condition 6, “Qualified Equity Securities” means (i) all Shares (including all options, warrants or other securities or equity convertible into or exercisable for or which carry rights to subscribe for or purchase ordinary shares of the Company on an as-converted basis) issued for cash prior to a Conversion under Condition 6(a) or Condition 6(b) where the aggregate of the issue price and any exercise price/conversion price reflects a pre-money valuation of the Company exceeding USD397,500,000.00 (if any) and (ii) all Shares to be issued and offered for purchase or subscription under a Qualified IPO.

(d)	In the event of conversion under Condition 6(b), the Noteholder is required to deliver a duly completed and executed Conversion Notice to the Company or the Listco (as the case may be) stating the intention of the Noteholder to convert the amount listed in such Conversion Notice of the Note into Conversion Shares. If a Conversion Notice is not duly completed or is inaccurate, the Company shall provide a written notice to the Noteholder that explains the items that must be completed and/or corrected and request the Noteholder to make such corrections and/or completions. The conversion shall not be treated as taking effect until a duly completed and accurate Conversion Notice is received by the Company. The conversion price per Share (the “Conversion Price”) shall in no case be less than the par value of one Share. The Conversion Price shall be equal to the quotient of (A) the Principal Amount being converted by the Noteholder divided by (B) the number of Conversion Shares issuable upon such Conversion to be calculated in accordance with this Condition.

(e)	The Company shall take all actions necessary for the issue and allotment of the Conversion Shares issuable upon any Conversion of the Notes and to issue a new note with the identical rights (the “New Note”) in the amount equal to the difference between (i) the Principal Amount minus (ii) the portion of the Principal Amount being converted by the Noteholder to Conversion Shares and to be responsible for payment of all taxes and stamp duty, issue and registration duties (if any) and Stock Exchange levies and charges (if any) arising on such any conversion under this Condition 6.

(f)	The Conversion Shares and the New Note issuable to the Noteholder pursuant to this Condition 6 shall be issued and allotted to the Noteholder and the share certificate and the certificate representing the New Note in respect thereof shall be delivered to the Noteholder not later than the earlier of (i) five Business Days after delivery of the Conversion Notice or (ii) the date on which share certificates in respect of shares issued to subscribers and purchasers in connection with the Listing are dispatched to such persons.

(g)	No fractional shares shall be issued upon the conversion of any amount of the Note and the aggregate number of ordinary shares to be issued to the Noteholder upon conversion, shall be rounded down to the nearest whole share and the Company shall pay in cash the balance in lieu equal to the product of the amount of the outstanding fractional shares multiplied by the Conversion Price.

(h)	The Certificate shall be cancelled automatically upon issue and allotment of Conversion Shares pursuant to this Condition 6.

7.	Conversion Shares

All Conversion Shares shall be issued and allotted to the Noteholder or as it may direct as shares credited as fully paid and shall rank pari passu with each other and with the other shares of the same class in the capital of the issuer. In the case of Conversion Shares which are shares of the Listco, approval for the listing thereof and permission for dealing therein on the relevant Stock Exchange shall have been obtained and shall not have been revoked at the time of issuance.

8.	Protection of the Noteholder

(a)	The Company shall keep available for issue, free from pre-emptive rights, out of its authorized but unissued capital sufficient shares to satisfy in full the Conversion Rights and all other rights for the time being outstanding of subscription for and conversion into the Conversion Shares.

(b)	In the case of any consolidation, amalgamation or merger of the Company with any other corporation (other than a consolidation, amalgamation or merger in which the Company is the continuing corporation), or in the case of any sale or transfer of all, or substantially all, of the assets of the Company, the Company will forthwith notify each Noteholder of such event and cause the corporation resulting from such consolidation, amalgamation or merger or the corporation which shall have acquired such assets, as the case may be, upon the request of the Noteholder or Noteholders holding a majority of the aggregate principal amount of the Notes then outstanding (the “Majority Noteholder”) to execute such legal documents as reasonably required by the Majority Noteholder to ensure that the Noteholders will have the right (during the period in which the Note shall be convertible) to convert the Notes into the class and amount of shares and other securities and property receivable upon such consolidation, amalgamation, merger, sale or transfer by a holder of the number of Conversion Shares which would have become liable to be issued upon Conversion of the Notes immediately prior to such consolidation, amalgamation, merger, sale or transfer. The above provisions will apply in the same way to any subsequent consolidation, amalgamations, mergers, sales or transfers.

9.	Events of Default

The Company shall give notice to the Noteholder as soon as it becomes aware of the occurrence of any of the following events (the “Event of Default”):

(a)	the Company is in default of the performance or observance or compliance with any of its respective obligations under this Note or the other Transaction Documents which default is incapable of remedy or, if capable of remedy, is not remedied within twenty one (21) days after notice of such default shall have been given by the Noteholder; or

(b)	the Company fails to pay when due any principal or other amount payable with respect to the Notes, whether at maturity or otherwise; or

(c)	any representation or warranty made or deemed to be made by the Company in connection with the Notes or under the Subscription Agreement proves to have been incorrect or misleading or ceases to be true and accurate in a material respect; or

(d)	an encumbrancer takes possession or a receiver, manager or other similar officer is appointed of the whole or any substantial part of the undertaking, property, assets or revenues of the Company or any of its subsidiaries; or

(e)	the Company or any of its subsidiaries becomes insolvent or is unable to pay its debts as they become mature or applies for or consents to or suffers the appointment of any administrator, liquidator or receiver over the whole or any substantial part of its undertaking, property, assets or revenues or takes any proceeding under any law for a readjustment or deferment of its obligations or any part of them or makes or enters into a general assignment or compromise with or for the benefit of its creditors; or

(f)	an order is made or an effective resolution passed for the winding-up of the Company or any of its subsidiaries, except in the case of winding-up of subsidiaries in the course of internal reorganization or voluntary winding up of subsidiaries; or

(g)	a moratorium is agreed or declared in respect of any indebtedness of the Company or any of its subsidiaries or any governmental authority or agency condemns, seizes, compulsorily purchases or expropriates all or a substantial part of the assets of the Company or any of its subsidiaries; or

(h)	the Company or any of its subsidiaries ceases or threatens to cease to carry on its business or any substantial part thereof or changes or threatens to change the nature or scope of its business or the Company or any of its subsidiaries disposes of or threatens to dispose of or any governmental or other authority expropriates or threatens to expropriate all or any substantial part of its business or assets; or

(i)	failure of the Company or any of its subsidiaries to pay when due any principal of or interest or any other amount payable in respect of any indebtedness of the Company or any of its subsidiaries, as applicable, or any breach or default by the Company or any of its subsidiaries with respect to any other material term of an instrument of indebtedness if the effect of such breach or default is to cause, or to permit the holder or holders of such instrument to cause, the indebtedness represented by such instrument to become or be declared due and payable prior to its stated maturity; or

(j)	any money judgment, writ or warrant of attachment or similar process involving (i) in an individual case an amount in excess of USD1,000,000.00 or (ii) in the aggregate at any time an amount in excess of USD2,000,000.00, in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage, shall be entered or filed against the Company or any of its subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(k)	the closing of the sale, transfer or other disposition of all or substantially all of the Company’s or any of its subsidiaries’ assets, the consummation of the merger or consolidation of the Company or any of its subsidiaries with or into another entity (except in connection with the Reorganization or a merger or consolidation in which the holders of capital shares of the Company or its subsidiary, as applicable, immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital shares of the Company or subsidiary, as applicable, or the surviving or acquiring entity) or the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter or in connection with the Reorganization), of the Company’s or any of its subsidiaries’ securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting shares of the Company or subsidiary, as applicable (or the surviving or acquiring entity).

Upon the occurrence of an Event of Default described in subsection (d) or (e) above, the Note shall immediately become due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company. Upon the occurrence of any other Event of Default, the Majority Noteholders may, upon written notice to the Company, declare the Notes, and the Notes shall forthwith become, immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company.

10.	Voting

The Noteholders shall not be entitled to attend or vote at any meetings of the Company by reason only of them being Noteholders.

11.	Notices

Any notice required or permitted to be given shall be given by delivering it to the party:

(a) in the case of the Noteholder:	to its address as specified in the register of Noteholders maintained by the Company

(b) in the case of the Company and/or the Guarantors:	Address	:	Unit 908, 9th Floor China Merchants Tower Shun Tak Centre Nos.168-200 Connaught Road Central Hong Kong

	Attention	:	Yu Jianqiu

	Fax Number	:	(852) 2587 7199

and may be given by sending it by hand or in a prepaid envelope by registered mail (by air if international) to such address and such notice shall be deemed to be served at the time of delivery or (as the case may be) five Business Days after posting, or if sooner upon acknowledgement of receipt by or on behalf of the party to which it is addressed.

12.	Amendment

The terms and conditions of the Notes may not be varied, expanded or amended except by prior agreement in writing between the Company, the Guarantors and the Majority Noteholders so long as such proposed variation, expansion or amendment does not unfairly prejudice the interest of any particular Noteholder who has not consented to it. Notwithstanding the above, any proposed variation, expansion or amendment of the terms and conditions of any Note in relation to the Maturity Date, Principal Amount, Conversion provisions can only be effected by prior agreement in writing between the Company, the Guarantors and all Noteholders.

13.	Governing law and jurisdiction

The Notes and the terms of the Notes are governed by and shall be construed in accordance with the laws of Hong Kong.

13A.	Resolutions of Disputes

13A.1	Consultations

In the event a dispute arises in connection with the interpretation or implementation of the Notes between the parties, the relevant parties shall attempt in the first instance to resolve such dispute through friendly consultations. If the dispute is not resolved in this manner within sixty (60) days after the date on which a party has served notice on the other parties for the commencement of such discussions, then the dispute shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) for binding arbitration, which shall be conducted in accordance with the HKIAC’s arbitration rules in effect at the time of such submission for arbitration.

13A.2	Rules of Arbitration

(a)	The arbitration shall be conducted in Hong Kong.

(b)	There shall be three (3) arbitrators. Each party each shall select one (1) arbitrator and the HKIAC shall select a person who is not a citizen of the PRC or Italy to be the third arbitrator.

(c)	The arbitration proceedings shall take place and be recorded in both Chinese and English and aim to be completed within four (4) months.

13A.3	Arbitration Decision

The arbitration award shall be final and binding on the parties, and the parties agree to be bound thereby and to act accordingly.

13A.4	Arbitration Costs

The costs of arbitration shall be borne by the party or parties in equal parts unless otherwise decided in the arbitration award.

Annex A

Deed of Adherence

THIS DEED OF ADHERENCE is made on the         day of                     200[•]

by [name of investor], a company incorporated under the laws of [•], having its registered office at [•]. (the “New Noteholder”)

WHEREAS

(A)

Carling Technology Limited (the “Company”), Tiger Global Private Investment Partners III, L.P. and United Capital Investment Group Limited (together, the “Noteholders”) have entered into a Subscription Agreement dated 19th January, 2006 (the “Subscription Agreement”) by which the Company has issued convertible notes for an aggregate amount of USD25,000,000.00 convertible into Conversion Shares and the Noteholders have subscribed for the Notes upon and subject to the terms and conditions of this Agreement.

(B)	The New Noteholder wishes to purchase the Note described below subject to and in accordance with the terms and conditions of the Subscription Agreement and the Note and accordingly enters into this Deed of Adherence pursuant to Condition 3(b) of the Note.

NOW THIS DEED WITNESSETH AND IT IS HEREBY AGREED:

1.	Definitions and Interpretations

1.1	In this Deed (including the Recitals hereto), unless the subject or context otherwise requires, words defined in the Subscription Agreement and the Note shall have the same meanings when used herein. The provision of Clause 1 of the Subscription Agreement shall apply to this Deed mutatis mutandis.

1.2	Headings shall be ignored in the construction of this Deed.

2.	Operative Provisions

2.1	Effective Date

The effective date of this Deed of Adherence shall be [•] (the “Effective Date”).

2.2	Note(s)

The Note(s) to be acquired by the New Noteholder are [give details of the Note and transferee]

2.3	Undertaking of New Noteholder

In consideration of the rights to be accorded to the New Noteholder recited below in Clause 2.4, the New Noteholder undertakes, to each of the parties to the Subscription Agreement from time to time, that it will, with effect from the

Effective Date assume, perform and comply with the provisions and obligations under the Subscription Agreement and the Note so far as they remain to be observed and performed, as if it had been a party to the Subscription Agreement at the date of execution thereof as a Noteholder.

2.4	Rights of New Noteholder

Pursuant to the Subscription Agreement and the Note, there shall be accorded to the New Noteholder with effect from the Effective Date all the rights of a Noteholder as if the New Noteholder had been a party to the Subscription Agreement at the date of execution thereof.

2.5	Notices

The address and fax number designated by the New Noteholder are:

Address: [•]

Fax: [•]

For the attention of: [•]

This Deed shall be read and construed in accordance with and governed by Hong Kong law.

IN WITNESS of which this Deed has been duly executed and delivered on the first date stated above.

Schedule 4

Completion Requirements

1.	Upon the Completion, the Company shall deliver to each of the Subscribers:

(a)	a Certificate representing the Notes in Agreed Form duly issued in favour of the Subscribers;

(b)	the Share Charges in the Agreed Form executed by the Company;

(c)	the Fujian Gushan Bio-diesel Equity Pledge and the Sichuan Gushan Equity Pledge in the Agreed Forms executed by the relevant parties thereto (excluding the Subscribers), and the approval and registration records of the Fujian Gushan Equity Pledge and Sichuan Gushan Equity Pledge issued by the applicable PRC approval and registration authorities together with certified copies of the shareholder registers of Fujian Gushan and Sichuan Gushan confirming that the Fujian Gushan Equity Pledge and Sichuan Gushan Equity Pledge have been recorded therein;

(d)	a certified copy of the Service Agreement in the Agreed Form duly executed by each of the Key Management Persons;

(e)	a certified copy of the board resolution of the Company authorizing the issuance and allotment of 1,238 and 619 Shares to Ideanew Profits and Bentley Development respectively upon full conversion of their convertible notes in an aggregate principal amount of HKD60,000,000.00;

(f)	original counterpart of the Investors’ Rights Agreement in the Agreed Form duly executed by the Company, the Shareholders, Ideanew Profits and Bentley Development;

(g)	an opinion in the Agreed Form duly issued by Chen & Co.;

(h)	an opinion in the Agreed Form duly issued by Appleby Spurling Hunter; and

(i)	an opinion in the Agreed Form duly issued by Sidley Austin.

2.	Upon the Completion, against receipt of the documents in paragraph 1 above, the Subscribers shall:

(a)	deliver to the Company a certificate of completion in the Agreed Form;

(b)	deliver to the Company the original counterpart of the Investors’ Rights Agreement in the Agreed Form duly executed by the Subscribers;

(c)	deliver to the Company a letter consenting to the issue of 1,238 and 619 Shares to Ideanew Profits and Bentley Development respectively upon full conversion of their convertible notes in an aggregate principal amount of HKD60,000,000.00; and

(d)	pay to the Company by wire transfer (as evidence by payment / transmittal instructions to its bank) to the following account amounts as set forth against their names in Schedule 8 being the subscription monies in respect of the respective Notes:

Account Name	:	Carling Technology Limited

Account No.	:	083-627117-838

Bank Name	:	The Hongkong and Shanghai Banking Corporation Limited, Hong Kong Exchange Square Branch

Swift Code	:	HSBCHKHHHKH

Schedule 5

Part I

Representations and Warranties by the Warrantors

1.	Each of the Group Companies has full power and authority to enter into and perform the Transaction Documents to which it is a party and perform its obligations thereunder.

2.	Mr. Yu has the capacity to enter into and perform the Transaction Documents to which he is a party and perform his obligations thereunder. All factual information contained hereunder, including without limitation, the particulars of the Group Companies in Schedule 1 of this Agreement, is true and accurate.

3.	All necessary consents, authorization and approvals of and all necessary registration and filings with any governmental or regulatory agency or body required in Hong Kong, the PRC, the Cayman Islands or the British Virgin Islands or any relevant jurisdiction for or in connection with the Transaction Documents and the performance of the terms thereof have been obtained or made or will have been obtained or made by the Completion.

4.	The execution, delivery and performance of the Transaction Documents will not infringe and will not be contrary to any laws or regulations of any governmental or regulatory body of Hong Kong, the PRC, the Cayman Islands or the British Virgin Islands or any relevant jurisdiction, as the case may be, and will not result in any breach of the terms of the Memorandum and Articles of Association (or other organizational documents) of the Group Companies or constitute a default under any deed, agreement, mortgage or other instrument to which the Mr. Yu or any Group Company is a party including, but not limiting to, any bank or loan facility or agreement. Compliance with the terms of the Transaction Documents does not and will not at any time result in the creation, imposition, crystallization or enforcement of any encumbrance whatsoever on or over any of the assets of Mr. Yu or the Group Companies or in any present or future indebtedness of Mr. Yu or the Group Companies becoming due and payable or capable of being declared due and payable prior to its stated maturity.

5.	Upon the issue of the Notes and the execution of the Certificates by the Company and delivery of the same, the Notes and the Certificates will constitute the legal, valid and binding obligations of the Company enforceable against it in accordance with their respective terms. Upon the execution of the Transaction Documents by Mr. Yu and the Group Companies and delivery of the same, the Transaction Documents will constitute the legal, valid and binding obligations of the Company enforceable against them in accordance with their respective terms.

6.

Save as disclosed below, none of the Group Companies are involved in any litigation, arbitration or administrative proceedings, and none of the Covenantors or Key Management Persons are aware of the possibility of any potential litigation, arbitration or administrative proceedings being threatened against them, relating to claims or amounts which are material in the context of this Agreement and the issue of the Notes:

(a)	the claim by Sichuan Gushan against for an outstanding amount of approximately RMB83,000.00;

(b)	the claim by Sichuan Gushan against for an outstanding amount of RMB69,000.00; and

(c)	the claim by Handan Gushan against for an outstanding amount of RMB31,000.00.

7.	No event exists or has occurred and no condition is in existence which would be (after the issue of the Notes) an event of default under Condition 9 and no event or act has occurred which, with the giving of notice, or the lapse of time, or both, would (after the issue of the Notes) collectively, constitute such an event of default.

8.	All copies of the Memorandum and Articles of Association (or other organizational documents) of the Group Companies which have been supplied to the Subscribers are complete, up-to-date and accurate.

9.	The Accounts have been prepared in accordance with generally accepted accounting principles and practices including all applicable statements of standard accounting practice generally accepted in Hong Kong. The Accounts make proper provision for all of the actual and contingent liabilities of Sichuan Gushan and Handan Gushan and comply with the disclosure requirements of the Companies Ordinance.

10.	The Accounts show a true and fair view of the state of affairs and financial positions of Sichuan Gushan and Handan Gushan as at 31st December, 2004.

11.	Each Group Company has duly complied with its obligations to account to the relevant revenue authority for all amounts for which it is or may become accountable in respect of any taxation.

12.	None of the Group Companies has suffered any investigation, audit or visit by any taxation or excise authority and neither the Company nor the other Group Companies are aware of such investigation audit or visit planned for the next twelve months.

13.	There is no dispute or disagreement outstanding nor is any contemplated with any revenue authority in the world regarding liability to any tax or duty (including, in each case, penalties or interest) recoverable from the Company regarding the availability of any relief from tax or duty to the Company and there are no circumstances which make it likely that any such dispute or disagreement will commence.

14.	The particulars set out in Schedule 1 hereto are all the Group Companies and are true and accurate and represent all the companies in which the Company has a direct or indirect equity interest. Each Group Company has been duly incorporated and established and is validly existing under the laws of its jurisdiction of incorporation.

15.	The Warrantors are deemed to have repeated all the Warranties given under Clause 5.1 and this Schedule on the basis that such Warranties will at all times, from the date of this Agreement up to and including the Completion Date, be true, complete and accurate in all respects.

16.	The Conversion Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Notes and the Memorandum and Articles of Association of the Company, will be duly and validly issued, fully paid, and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under applicable foreign securities laws.

17.	The issued and outstanding capital of each Group Company is as set forth on Schedule 1. Each Group Company (besides the Company) is wholly owned by, directly or indirectly, the Company. There is no loan capital in any Group Company or any share or loan capital under option (actual, contingent or otherwise) to purchase or subscribe for any Group Company other than pursuant to the Notes or save as disclosed in this Agreement.

18.	The issued and outstanding capital for each Group Company is duly and validly authorized and issued and fully paid, and was issued in accordance with all applicable securities laws, rules and regulations, or pursuant to valid exemptions therefrom.

19.	Other than the Group Companies, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. The Company is not a participant in any joint venture, partnership, or similar arrangement.

20.	The offer, sale and issuance of the Notes and the Conversion Shares as contemplated by this Agreement are exempt from the registration requirements of any applicable securities laws (other than US laws).

21.

Each Group Company has sufficient title and ownership of or licenses to, or can obtain on commercially reasonable terms, all Intellectual Property necessary for or currently used in the business of such Group Company as now conducted and as currently proposed to be conducted without, to the Company’s knowledge with respect to patents, trademarks, service marks and trade names only (but without having conducted any special investigation or patent or trademark search), any violation or infringement of, or other conflict with, the rights of others. There are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership of interests of any kind relating to anything referred to above in this paragraph 21 that is to any extent owned by or licensed to any Group Company, nor any Group Company bound by or a party to any options, licenses, agreements, claims or encumbrances of any kind with respect to the Intellectual Property of any other person or entity, except, in either case, for intercompany agreements between the Group Companies, standard end-user, object code, internal-use software license and support/maintenance agreements. None of the Group Companies has received any communications alleging that any of the Group Companies has violated or, by conducting its business as currently proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity and none of the Group Companies is aware of any reasonable basis for such an allegation or of any reason to believe that such an allegation may be forthcoming. None of the Group Companies is aware that any of the Group Companies’ employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of any of the Group Companies or that would conflict with the Group Companies’ businesses as presently conducted or as currently proposed to be conducted. Neither the execution nor delivery of the Transaction Documents, nor the carrying on of any of the Group Companies’ businesses by the employees of the Group Companies, nor the conduct of any of the Group Companies’ business as currently proposed, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. Neither the Company nor Mr. Yu believes it is or will be necessary to utilize any inventions of any of the Group Companies’ employees (or people any of the Group Companies currently intend to hire) made prior to or outside the scope of their employment by the Group Companies.

22.	None of the Group Companies are in violation or default of any provision of (i) its organizational documents, (ii) any judgment, order, writ, decree or material contract to which it is a party or by which it is bound, or (iii) any provision of any local or foreign statute, rule or regulation applicable to the Company. None of the Group Companies have received any written notice from any regulatory body or authority that any of the Group Companies has committed any criminal, illegal or unlawful act or any violation of or default with respect to any ordinance, statute, regulation, order, decree or judgment of any court of government agency of relevant jurisdiction which, if committed by any of the Group Companies may have an adverse effect on any such companies.

23.	Each of the Group Companies has all franchises, permits, licenses, and any similar authority necessary for the conduct of its respective business as now being conducted by it and each of the Company and Mr. Yu believes in good faith that the Group Companies can obtain, without undue burden or expense, any similar authority for the conduct of the business of each of the Group Companies as planned to be conducted.

24.	To the Company’s knowledge, none of the Group Companies is in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

25.	None of the Group Companies has granted rights to manufacture, produce, assemble, license, market, or sell their respective products to any other person and is not bound by any agreement that affects any of the Group Companies exclusive rights to develop, manufacture, assemble, distribute, market or sell their respective products.

26.

The Company has fully provided the Subscribers with all the information that the Subscribers have requested in connection with deciding whether to purchase the Notes. None of the Transaction Documents (including the schedules and exhibits) or any statements or certificates made or delivered in connection therewith contains any untrue statement of a fact or omits to state a fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. No part of any document or information provided to the Subscribers throughout the course of the parties communications and negotiations leading up to the Completion was provided with any intention to mislead the Subscribers and the Company and Mr. Yu have each acted in good faith and with due and careful consideration in providing such documents and information, and believing the same to be true in all aspects at the time of provision of such documents and information.

27.	Except as provided in the Investors’ Rights Agreement, none of the Group Companies has granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

28.

Each of the Group Companies has good and marketable title to its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens that arise in the ordinary course of business and do not impair the ownership or use of such property or assets by any of the Group Companies and the liens with respect to the Share Charges dated on 20th May, 2005 on the issued capital of the Company in favor of Ideanew Profits and Bentley Development, which will be discharged at or prior to the Completion. With respect to the property and assets it leases, each Group Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances. None of the Group Companies owns or currently holds any right, by contract or otherwise, to acquire any real property. None of the Group Companies currently holds a leasehold interest or any right, by contract or otherwise, to acquire a leasehold interest in the United States.

29.	Set out below are all the insurance policies obtained by the Group Companies which are still subsisting as at the date hereof:

(a)

a combined accident and injury insurance policy dated 22nd September, 2005 purchased by Sichuan Gushan from Taiping Life Insurance Co., Ltd., which is valid from 22nd September, 2005 to 21st September, 2006. The amount of indemnity under the policy for injuries arising from accidents is up to RMB100,000.00 and for hospitalization fees incurred due to injuries arising from accidents is up to RMB5,000.00;

(b)

an insurance policy for assets purchased by Sichuan Gushan from PICC Property and Casualty Company Limited Sichuan Branch which is valid from 1st January, 2004 to 31st December, 2005 (policy number: 0003429). The amount of indemnity under the policy is up to RMB16,000,000.00. Sichuan Gushan is in negotiation with the insurer for the renewal of the aforesaid insurance policy;

(c)

an insurance policy for a vehicle purchased by Sichuan Gushan from China Safe Property and Insurance Company Limited which is valid from 12th November, 2004 to 12th November, 2006 (policy number: 01130000455);

(d)	state-managed social insurance scheme participated by Sichuan Gushan in accordance with the PRC laws and regulations;

(e)

an insurance policy for vehicles purchased by Handan Gushan from PICC Property and Casualty Company Limited which is valid from 12th July, 2005 to 11th July, 2006 (policy number: 2044200513042800000426);

(f)

an insurance policy for assets purchased by Handan Gushan from PICC Property and Casualty Company Limited which is valid from 1st May, 2005 to 30th April, 2006 (policy number: 0010644). The amount of indemnity under the policy is up to RMB14,354,823.98; and

(g)	a combined accident and injury insurance policy purchased by Handan Gushan from Minsheng Life Insurance Company Limited which is valid from 16th January, 2005 to 15th January, 2006.

30.	The minute books of the each of the Group Companies made available to the Subscribers contain a complete summary of all meetings of directors and shareholders since their respective times of formation and reflect all transactions referred to in such minutes accurately in all respects.

31.	Each Group Company and each Shareholder has complied with SAFE Circular 75 and any other regulations or rules relating to offshore investment by PRC domestic residents, including without limitation having completed offshore investment foreign exchange registration.

32.	No Related Party or member of such Related Party’s immediate family, or any corporation, partnership or other entity in which such Related Party is an officer, director or partner, or in which such Related Party has significant ownership interests or otherwise controls, is indebted to Mr. Yu or any of the Group Companies, nor is Mr. Yu or any of the Group Companies indebted (or committed to make loans or extend or guarantee credit) to any of them other than (a) for payment of salary for services rendered, (b) reimbursement or advances for reasonable expenses incurred on behalf of any of the Group Companies, and (c) for other standard employee benefits made generally available to all employees. To the Warrantors’ knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which any of the Group Companies is affiliated or with which any of the Group Companies has a business relationship, or any firm or corporation that competes with any of the Group Companies, except that employees, officers, or directors of any of the Group Companies and members of such Related Parties’ immediate families may own shares in publicly traded companies that may compete with any of the Group Companies. To the knowledge of the Warrantors, no Related Party or member of their immediate family is directly or indirectly interested in any material contract with any of the Group Companies.

33.	All material information that has been provided by or on behalf of the Company to Tiger in connection with financial, commercial, operational and legal due diligence conducted by Tiger on the Group has been provided to UCI.

Part II

Representation and Warranties by the Subscribers

Each of the Subscribers represents and warrants to the Company as follows:

1.	Due Establishment

Tiger is a limited partnership has been duly established and is validly existing under the laws of the Cayman Islands and is not in receivership or liquidation, has not taken any steps to enter into liquidation and no petition has been presented for its winding up and there are no grounds on which a petition or application could be based for the winding up or appointment of a receiver thereof.

UCI is an international business company duly incorporated and validly existing under the laws of the British Virgin Islands and is not in receivership or liquidation, has not taken any steps to enter into liquidation and no petition has been presented for its winding up and there are no grounds on which a petition or application could be based for the winding up or appointment of a receiver thereof.

2.	Compliance

(a)	Each of the Subscribers has duly obtained all necessary corporate authorizations (where applicable) and all other applicable governmental, statutory, regulatory or other consents, licenses, waivers or exemptions required to empower it to enter into and to perform its obligations under this Agreement and the Notes. This Agreement will upon execution be, duly executed and delivered by each of the Subscribers and constitute valid and binding obligations of the Subscribers enforceable in accordance with their respective terms.

(b)	The execution and performance of the transactions contemplated by this Agreement and the Notes and compliance with their provisions by each of the Subscribers will not violate any provision of law or conflict with or result in a breach of any of the terms, conditions or provisions of, or if applicable, constitute a default under its partnership agreement, or any indenture, lease, agreement or other instrument to which each of the Subscribers is a party or by which it or any of its properties are bound or any judgment, decree, order, statute, rule or regulation applicable to the Subscribers. No consent, approval, order or authorization of, or qualification or designation with any governmental authority is required on the part of the Subscribers in connection with the execution and delivery of this Agreement.

3.	Investment Intent

The Notes to be issued to the Subscribers is subscribed by each of the Subscribers solely for its own account or its nominee’s account only, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of them. The subscription by the Subscribers of the Notes shall constitute confirmation of the representation by each of the Subscribers that it does not have currently any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such person or entity to any third party, with respect to any of the Conversion Shares issuable upon conversion thereof.

Schedule 6

Restrictions and Limitations of Liabilities

1.	Interpretation

In this schedule where the context admits:

“Relevant Claim” means any claim in connection this Agreement and the Notes by a Noteholder against the Warrantors for a breach of a representation or warranty.

“Group Company” means any member of the Group.

2.	Aggregate limit

The aggregate liability of the Warrantors for all Relevant Claims of each Noteholder shall be limited to the original principal amount of the sum of the Note purchased by such Noteholder.

3.	Notice to Warrantors

The Warrantors shall have no liability in respect of any Relevant Claim unless that Noteholder making such Relevant Claim shall have given notice in writing to the Warrantors of such claim specifying (in reasonable detail) the matter which gives rise to the claim, the nature of the claim and the amount claimed in respect thereof (insofar as quantifiable by such Noteholder), such notice to be given as soon as reasonably practicable and in any event not later than the earlier of (i) the date that is eighteen (18) months after the Completion Date and (ii) termination of this Agreement in accordance with Clause 10.

4.	Accounting bases etc.

The Warrantors shall not be liable in respect of any Relevant Claim to the extent that it arises or is increased as a result of any change after the date hereof, which is agreed to by each of the Noteholders in the accounting bases, policies, practices or methods applied in preparing any accounts or valuing any assets or liabilities of the Company from those used in preparing the Audited Accounts.

5.	Acts of Noteholders etc.

The Warrantors shall not be liable in respect of a Relevant Claim to the extent that the Relevant Claim is attributable (in whole or in part) to:

(A)	any voluntary act, omission or transaction carried out by or at the request of or with the consent of the Noteholders or any of their successors in title or assigns on or after the date hereof, or

(B)	anything expressly provided to be done by any party or omitted to be done by the Noteholders pursuant to this Agreement.

6.	Recovery from Third Parties

If any of the Warrantors pays to or for the benefit of a Noteholder an amount in respect of any Relevant Claim and that Noteholder subsequently receives from any other person any payment or benefit in respect of the matter giving rise to the Relevant Claim, that Noteholder shall, within a reasonable time after recovery, pay to such Warrantors, an amount equal to the lesser of (i) such amount paid by the Warrantors and (ii) the payment or benefit received from such other person.

7.	Loss of opportunity

The Warrantors shall not be liable in respect of any Relevant Claim to the extent that the subject of the claim is or relates to any loss of opportunity.

8.	Indirect or consequential loss

The Warrantors shall not be liable in respect of any Relevant Claim for any indirect or consequential loss.

9.	Mitigation

The Noteholders shall take all reasonable steps to mitigate any loss or liability which is or might become the subject of a claim under this Agreement or otherwise howsoever.

10.	No duplication of recovery

10.1	Loss otherwise compensated

The Warrantors shall not be liable in respect of any Relevant Claim to the extent that the subject of the claim has been or is made good or is otherwise compensated for without cost or otherwise according to the provisions of the Agreement to the Noteholders or the relevant member of each of the Noteholders’ group of companies and where the Noteholders are not liable to refund the same to any third party at law or otherwise.

10.2	No double recovery

The Noteholders shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of the same loss.

11.	Paramount provisions

The provisions of this schedule shall apply notwithstanding anything else in this Agreement to the contrary.

Schedule 7

Annual Information Statement

The undersigned authorized representative of Carling Technology Limited (the “Company”), on behalf of the Company, hereby represents and covenants that:

(1) This Annual Information Statement applies to the taxable year of the Company beginning on [•], 20[•], and ending on [•], 20[•].

(2) The Company has permitted each of Tiger Global Private Investment Partners III L.P. (“Tiger”) and United Capital Investment Group Limited (“UCI”) to examine the books of account, records, and other documents of the foreign corporation for Tiger and UCI to calculate the amounts of the Company’s ordinary earnings and the net capital gain according to U.S. federal income tax accounting principles and to calculate the Tiger’s and UCI’s pro rata shares of the Company’s ordinary earnings and net capital gain.

(3) The amount of cash and fair market value of other property distributed or deemed distributed by Company to Tiger and UCI during the taxable year specified in paragraph 1 is as follows:

TIGER GLOBAL PRIVATE INVESTMENT PARTNERS III, L.P.

Cash: _________________

Fair Market Value of Property: ____________________

UNITED CAPITAL INVESTMENT GROUP LIMITED

Cash: _________________

Fair Market Value of Property: ____________________

(4) The Company will permit Tiger and UCI to inspect and copy Company’s permanent books of account, records, and such other documents as may be maintained by Company that are necessary to establish that PFIC ordinary earnings and net capital gain, as provided in Section 1293(e) of the U.S. Internal Revenue Code of 1986, as amended (or any successor provision thereto), are computed in accordance with U.S. income tax principles.

Carling Technology Limited

Name:
Title:

Schedule 8

List of Subscribers and their Subscription Amounts

Name of Subscriber	Principal Amount of the Notes to be subscribed
TIGER GLOBAL PRIVATE INVESTMENT PARTNERS III, L.P.	USD20,000,000.00
UNITED CAPITAL INVESTMENT GROUP LIMITED and/or its nominees	USD5,000,000.00

Schedule 9

Investors’ Rights Agreement

CARLING TECHNOLOGY LIMITED

INVESTORS’ RIGHTS AGREEMENT

[•], 2006

3A.	Listing Matters		78

4.	Legend		78

5.	Miscellaneous		79

	5.1	Successors and Assigns	79

	5.2	Governing Law	79

	5.3	Counterparts	7979

	5.4	Titles and Subtitles	79

	5.5	Entire Agreement; Amendments and Waivers	79

	5.6	Severability	79

	5.7	Termination	79

	5.8	Notices	80

Schedule A Schedule of Investors			83
Schedule B Schedule of Ordinary Shareholders			84
Schedule C Deed of Adherence			85

INVESTORS’ RIGHTS AGREEMENT

THIS INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of the [•] day of [•], 2006, by and among Carling Technology Limited, a company incorporated in the British Virgin Islands, the investors listed on Schedule A hereto, each of which is herein referred to as the “Investor”, and the holders of shares listed on Schedule B hereto, each of which is herein referred to as a “Ordinary Shareholder”.

RECITALS

WHEREAS, the Company and the Investors are parties to the Subscription Agreement of even date herewith (the “Subscription Agreement”), which provides for, among other things, the purchase by the Investor of notes in the aggregate amount of US$25,000,000 (the “Notes”) convertible into shares of the Company (the “Ordinary Shares”); and

WHEREAS, the Company and the Ordinary Shareholders wish to provide further inducement to the Investors to purchase the Notes by providing the Investors with certain rights pursuant to this Agreement;

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Registration Rights. The Holders (as defined in Section 1.1 below) shall be entitled to the following rights with respect to any potential public offering of Ordinary Shares in the United States, and to any analogous or equivalent rights with respect to any other offering of shares in any other jurisdiction pursuant to which the Company undertakes to offer publicly or list such securities for trading on a recognized securities exchange:

1.1 Definitions. For purposes of this Sections 1, 2 and 3A:

(a) The term “Act” means the Securities Act of 1933, as amended.

(b) The term “Deed of Adherence” means the deed of adherence substantially in the form of Schedule C hereto.

(c) The term “Form F-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(d) The term “Holder” means any person owning Registrable Securities or any assignee thereof in accordance with Section 1.11 hereof.

(e) The term “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Ordinary Shares where the shares are subsequently traded primarily on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another comparable exchange or marketplace approved by the Board of Directors of the Company (the “Board of Directors”) including The Stock Exchange of Hong Kong Limited.

(f) The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(g) The term “Ordinary Shares Equivalents” means, (i) with respect to any Holder or Shareholder, the aggregate number of Ordinary Shares owned by such person together with the number of Ordinary Shares issuable upon conversion or exercise of all convertible and exercisable securities then owned by such person, and (ii) with respect to the Company, the aggregate number of Ordinary Shares in issue and outstanding together with the number of Ordinary Shares issuable upon conversion or exercise of all convertible and exercisable securities then in issue and outstanding.

(h) The term “Qualified Public Offering” means the Company’s sale of its Ordinary Shares in a firm commitment underwritten public offering of Ordinary Shares in the United States that has been registered under the Act with a per share price that reflects a valuation of the Company of not less than US$265,000,000 in the aggregate or an equivalent amount in any foreign currency, or in a similar public offering of Ordinary Shares in a jurisdiction and on a recognized securities exchange outside of the United States, including without limitation, The Stock Exchange of Hong Kong Limited, provided such public offering is equivalent to the aforementioned in terms of price and regulatory approval.

(i) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(j) The term “Registrable Securities” means (i) the Ordinary Shares issuable or issued upon conversion of the Notes, (ii) any Ordinary Shares issued or sold to the Investors, or issuable to the Investors upon conversion or exercise of other securities issued or sold to the Investors, in each case pursuant to Section 2.3, Section 3.2 or Section 3.3 of this Agreement and (iii) any Ordinary Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) or (ii) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned.

(k) The number of shares of Registrable Securities outstanding shall be determined by the number of Ordinary Shares outstanding that are, and the number of Ordinary Shares issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

(l) The term “Rule 144” shall mean Rule 144 under the Act.

(m) The term “Rule 144(k)” shall mean subsection (k) of Rule 144 under the Act.

(n) The term “SEC” shall mean the Securities and Exchange Commission.

(o) The term “Shareholders” shall mean the Investors and the Ordinary Shareholders.

(p) The term “Tiger Holder” means [Tiger Global Private Investment Partners III, L.P.] [including all noteholders of Tiger] or any assignees thereof in accordance with Section 1.11 hereof.

(q) The term “UCI Holder” means [United Capital Investment Group Limited] [including all noteholders of UCI] or any assignees thereof in accordance with Section 1.11 hereof.

1.2 Request for Registration.

(a) Subject to the conditions of this Section 1.2, if the Company shall receive at any time after six (6) months after the effective date of the Initial Offering, a written request from a Tiger Holder or Tiger Holders or a UCI Holder or UCI Holders of twenty percent (20%) or more of the Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of Registrable Securities with an anticipated aggregate proceeds of at least US$5,000,000, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use all commercially reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 1.2(a).

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation on the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities pro rata based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). In no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 1.2:

(i) in the case of a registration requested by a Tiger Holder, after the Company has effected two (2) registrations pursuant to this Section 1.2 at the request of Tiger Holders, and such registrations have been declared or ordered effective (and have not been subject to a “stop order” or otherwise withdrawn); or

(ii) in the case of a registration requested by a UCI Holder, after the Company has effected one (1) registration pursuant to this Section 1.2 at the request of UCI Holders, and such registration has been declared or ordered effective (and has not been subject to a “stop order” or otherwise withdrawn); or

(iii) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of and ending on a date one hundred eighty (180) days following the effective date of a Company initiated registration subject to Section 1.3 below, provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective; or

(iv) if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form F-3 pursuant to Section 1.4 hereof; or

(v) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors, it would be seriously detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, provided that such right shall be exercised by the Company not more than once in any twelve-month period and provided further that the Company shall not register any securities for the account of itself or any other shareholder during such ninety day period (other than a registration relating solely to the sale of securities of participants in a Company share plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Ordinary Shares being registered is Ordinary Shares issuable upon conversion of debt securities that are also being registered).

1.3 Company Registration.

(a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its shares or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities of participants in a Company share plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Ordinary Shares being registered are Ordinary Shares issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 5.8, the Company shall, subject to the provisions of Section 1.3(c), use all commercially reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder requests to be registered.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.

(c) Underwriting Requirements. In connection with any offering involving an underwriting of the Company’s shares, the Company shall not be required under this Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with such underwriters, and then only in such quantity as the underwriters determine in their sole reasonable discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole reasonable discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering. In no event shall any Registrable Securities be excluded from such offering unless all other shareholders’ securities are first excluded. In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the Qualified Public Offering, in which case the selling Holders may be excluded if the underwriters make the determination described above and no other shareholder’s securities are included in such offering or (ii) any securities held by an Ordinary Shareholder be included in such offering if any Registrable Securities held by any Holder (and that such Holder has requested to be registered) are excluded from such offering. For purposes of the preceding sentence concerning apportionment, for any selling shareholder that is a Holder of Registrable Securities and that is a venture capital fund, partnership or corporation, the affiliated venture capital funds, partners, retired partners, members, retired members and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

1.4 Form F-3 Registration. In case the Company shall receive from the Holders of at least twenty percent (20%) of the Registrable Securities (for purposes of this Section 1.4, the “Initiating Holders”) a written request or requests that the Company effect a registration on Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) use all commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this section 1.4:

(i) if Form F-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than US$1,000,000;

(iii) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.4 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors, it would be seriously detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, provided that such right shall be exercised by the Company not more than once in any twelve-month period and provided further that the Company shall not register any securities for the account of itself or any other shareholder during such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in a Company shares plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Ordinary Shares being registered are Ordinary Shares issuable upon conversion of debt securities that are also being registered); or

(iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two registrations on Form F-3 for the Holders pursuant to this Section 1.4.

(c) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.4 and the Company shall include such information in the written notice referred to in Section 1.4(a). The provisions of Section 1.2(b) shall be applicable to such request (with the substitution of Section 1.4 for references to Section 1.2).

(d) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Sections 1.2.

1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c) furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) use all commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) cause all such Registrable Securities registered pursuant to this Section 1 to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed; and

(h) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

Notwithstanding the provisions of this Section 1, the Company shall be entitled to postpone or suspend, for a reasonable period of time (provided that such right shall be exercised by the Company not more than once in any twelve (12) month period) the filing, effectiveness or use of, or trading under, any registration statement if the Company shall determine that any such filing or the sale of any securities pursuant to such registration statement would, in the good faith judgment of the Board of Directors:

(i) materially impede, delay or interfere with any material pending or proposed financing, acquisition, corporate reorganization or other similar transaction involving the Company for which the Board of Directors has authorized negotiations;

(ii) materially adversely impair the consummation of any pending or proposed material offering or sale of any class of securities by the Company; or

(iii) require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interests of the Company and its shareholders; provided, however, that during any such period all executive officers and directors of the Company are also prohibited from selling securities of the Company (or any security of any of the Company’s subsidiaries or affiliates).

In the event of the suspension of effectiveness of any registration statement pursuant to this Section 1.5, the applicable time period during which such registration statement is to remain effective shall be extended by that number of days equal to the number of days during which the effectiveness of such registration statement was suspended.

1.6 Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

1.7 Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders, shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders of eighty percent (80%) of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of

Registrable Securities that were to be included in the withdrawn registration), unless, in the case of a registration requested under Section 1.2, the Initiating Holders agree to forfeit their right to one demand registration pursuant to Section 1.2 and provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Sections 1.2 and 1.4.

1.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers, directors and shareholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state in such registration statement a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, and the Company will reimburse each such Holder, underwriter, controlling person or other aforementioned person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection l.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling person or other aforementioned person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter or other aforementioned person, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the most current prospectus was not sent or given by or on behalf of such Holder or underwriter or other aforementioned person to such person, if required by law to have been so delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection l.9(b) for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection l.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and provided that in no event shall any indemnity under this subsection l.9(b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section 1.9, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d) If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 1.9(b), shall exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1 and otherwise.

1.10 Reports Under the 1934 Act. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form F-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the Initial Offering;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

1.11 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that is permitted under this Agreement provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 1.13 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

1.12 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of eighty percent (80%) of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include any of such securities in any registration filed under Section 1.2, Section 1.3 or Section 1.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities.

1.13 “Market Stand Off” Agreement.

(a) Each Shareholder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Initial Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares (whether such shares or any such securities are then owned by the Shareholder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Ordinary Shares or other securities, in cash or otherwise. The foregoing provisions of this Section 1.13 shall apply only to the Initial Offering of equity securities, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Shareholders if all officers, directors and greater than one percent (1%) shareholders of the Company enter into similar agreements. The underwriters in connection with the Initial Offering are intended third party beneficiaries of this Section 1.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Shareholder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Initial Offering that are consistent with this Section 1.13 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to all Shareholders subject to such agreements pro rata based on the number of shares subject to such agreements.

1.14 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 (i) after five (5) years following the consummation of the Qualified Public Offering or (ii) as to any Holder, such earlier time after the Qualified Public Offering at which such Holder (A) can sell all shares held by it in compliance with Rule 144(k) or (B) holds one percent (1%) or less of the Company’s outstanding Ordinary Shares and all Registrable Securities held by such Holder (together with any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three-month period without registration in compliance with Rule 144.

2. Covenants of the Company.

2.1 Delivery of Financial Statements. The Company shall, upon request, deliver to each Shareholder (or transferee of the Shareholder provided the transfer of securities to such transferee is permitted under this Agreement) that holds at least 1.8% of all the Ordinary Shares Equivalents in issue and outstanding or each Noteholder (together with its affiliates) holding Notes with an aggregate principal amount of not less than US$5,000,000 (a “Major Investor”), with respect to itself and its subsidiaries on a consolidated basis:

(a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, consolidated financial statements, including an income statement for such fiscal year, a balance sheet and statement of shareholders’ equity as of the end of such year, and a statement of cash flows for such year, such year end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by independent public accountants of recognized standing in the PRC and internationally selected by the Company;

(b) as soon as practicable, but in any event within forty five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited consolidated income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;

(c) within thirty (30) days of the end of each month, an unaudited consolidated income statement and statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail;

(d) as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(e) with respect to the financial statements called for in subsections (b) and (c) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year end audit adjustment; and

(f) such other information relating to the financial condition, business or corporate affairs of the Company as the Investors may from time to time reasonably request (including, but not limited to, a capitalization table provided annually), provided, however, that the Company shall not be obligated under this subsection (f) or any other subsection of Section 2.1 to provide information that it deems in good faith to be a trade secret or similar confidential information.

2.2 Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s and any of its subsidiaries’ properties, to examine their books of account and records and to discuss the Company’s and any of its subsidiaries’ affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investors; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information.

2.3 Right of First Offer. Subject to the terms and conditions specified in this Section 2.3, the Company hereby grants to each Shareholder a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.3, the term “Shareholder” includes any partners, members and affiliates of a Shareholder. A Shareholder shall be entitled to apportion the right of first offer hereby granted it among itself and its partners, members and affiliates in such proportions as it deems appropriate, provided, however, that such partner, member or affiliate of that Shareholder who is not a party to this Agreement shall not be allotted or issued any Shares unless and until it has delivered to the Company a duly executed Deed of Adherence. For purposes of this Section 2.3, “affiliates” means any person that (i) Tiger or UCI (as the case may be) controls or manages, directly or indirectly, whether by possessing the power to direct or cause the direction of the management policies of such an affiliate, through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor, agent or otherwise, (ii) is under common control with Tiger or UCI (as the case may be) or (iii) controls, directly or indirectly, Tiger or UCI (as the case may be).

Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of the Company’s shares (“Shares”), the Company shall first make an offering of such Shares to each Shareholder in accordance with the following provisions:

(a) The Company shall deliver a notice in accordance with Section 5.5 (“Notice”) to the Shareholders stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered and (iii) the price and terms upon which it proposes to offer such Shares.

(b) By written notification received by the Company within twenty-five (25) calendar days after receipt of the Notice, each Shareholder may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of Ordinary Shares Equivalents held by such Shareholder (assuming full conversion and exercise of all convertible and exercisable securities then outstanding) bears to the total number of Ordinary Shares Equivalents then outstanding (assuming full conversion and exercise of all convertible and exercisable securities then outstanding). The Company shall promptly, in writing, inform each Shareholder that elects to purchase all the shares available to it (a “Fully Exercising Shareholder”) of any other Shareholder’s failure to do likewise. During the ten (10) day period commencing after such information is given, each Fully Exercising Shareholder may elect to purchase that portion of the Shares for which Shareholders were entitled to subscribe but which were not subscribed for by the Shareholders that is equal to the proportion that the number of Ordinary Shares Equivalents held by such Fully Exercising Shareholder (assuming full conversion and exercise of all convertible and exercisable securities then outstanding) bears to the total number of Ordinary Shares Equivalents then outstanding (assuming full conversion and exercise of all convertible and exercisable securities then outstanding).

(c) If all Shares that Shareholders are entitled to obtain pursuant to subsection 2.3(b) are not elected to be obtained as provided in subsection 2.3(b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in subsection 2.3(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than that, and upon terms no more favorable to the offeree than those, specified in the Notice, provided, however, that no Shares shall be allotted or issued to such offeree unless and until such offeree has delivered to the Company a duly executed Deed of Adherence as a condition precedent to any such offer. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Shareholders in accordance herewith.

(d) The right of first offer in this Section 2.3 shall not be applicable to (i) Ordinary Shares issued pursuant to a share split or similar reorganization; (ii) Ordinary Shares issued or issuable upon conversion of a Note; (iii) securities issued in connection with a bona fide business acquisition by the Company; (iv) securities issued or issuable pursuant to strategic transactions entered into for primarily non-equity financing purposes; (v) securities issued or issuable pursuant to equipment lease financings or bank credit arrangements entered into for primarily non-equity financing purposes; or (vi) any securities offered in a Qualified Public Offering.

2.4 Actions Requiring Investors Consent. The Company shall not, without the prior written approval of the Holders of a majority of the then outstanding Registrable Securities, amend, waive or otherwise modify any provision of a service agreement or non-competition agreement with a Key Management Person (as defined in the Subscription Agreement).

3. Restrictions on Transfer of Equity Securities.

3.1 Definitions.

(a) Delivery. For purposes of this Section 3, the term “Delivery” shall have the meaning set forth in Section 5.8 below.

(b) Equity Securities. For purposes of this Section 3, the term “Equity Securities” shall mean any securities now or hereafter owned or held by a Holder (or a transferee in accordance with Section 3.5 herein) having voting rights in the election of the Board of Directors, or any securities evidencing an ownership interest in the Company, or any securities convertible into or exercisable for any of the foregoing including, without limitation, the Notes.

(c) Holders. For purposes of this Section 3, the term “Holders” shall mean the Investors and the Ordinary Shareholders or persons who have acquired shares from the Investors or the Ordinary Shareholders or their transferees or assignees in accordance with the provisions of this Agreement.

(d) Majority Ordinary Shareholders. For purposes of this Section 3, the terms “Majority Ordinary Shareholders” shall mean Mr. Yu Jianqiu, Mr. Chen Zihong and Mr. Chen Gonghao and a “Majority Ordinary Shareholder” shall mean any of them.

(e) Parties. For purposes of this Agreement, the term “Parties” shall mean the Company, the Investors and the Ordinary Shareholders.

(f) Transfer. For purposes of this Section 3, the term “Transfer” shall include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers pursuant to divorce or legal separation, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary, involuntarily or by operation of law, directly or indirectly, of any of the Equity Securities.

3.2 Rights of Refusal.

(a) Transfer Notice. If at any time a Holder proposes to Transfer Equity Securities (a “Selling Holder”), then the Selling Holder shall promptly give the Company and each other Holder (a “Remaining Holder”) written notice of the Selling Holder’s intention to make the Transfer (the “Transfer Notice”). The Transfer Notice shall include (i) a description of the Equity Securities to be transferred (“Offered Shares”), (ii) the name(s) and address(es) of the prospective transferee(s), (iii) the consideration and (iv) the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Selling Holder has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer. In the event that the transfer is being made pursuant to the provisions of Section 3.5, the Transfer Notice shall state under which specific subsection the Transfer is being made.

(b) Company’s Right of First Refusal. The Company shall have an option for a period of ten (10) days from Delivery of the Transfer Notice to elect to purchase the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice. The Company may exercise such purchase option and purchase all or any portion of the Offered Shares by notifying the Selling Holder in writing before expiration of such ten (10) day period as to the number of such shares that it wishes to purchase. If the Company gives the Selling Holder notice that it desires to purchase such shares, then payment for the Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after Delivery to the Company of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Section 3.2(e). If the Company fails to purchase any or all of the Offered Shares by exercising the option granted in this Section 3.2(b) within the period provided, the remaining Offered Shares shall be subject to the options granted to the Remaining Holders pursuant to subsection 3.2(d).

(c) Additional Transfer Notice. Subject to the Company’s option set forth in Section 3.2(b), if at any time the Selling Holder proposes a Transfer, then, within five (5) days after the Company has declined to purchase all, or a portion, of the Offered Shares or the Company’s option to so purchase the Offered Shares has expired, the Selling Holder shall give each Remaining Holder an “Additional Transfer Notice” that shall include all of the information and certifications required in a Transfer Notice and shall additionally identify the Offered Shares that the Company has declined to purchase (the “Remaining Shares”) and briefly describe the Remaining Holders’ rights of first refusal and co-sale rights with respect to the proposed Transfer.

(d) Remaining Holders’ Right of First Refusal. (i) Each Remaining Holder shall have an option for a period of fifteen (15) days from the Delivery of the Additional Transfer Notice from the Selling Holder set forth in Section 3.2(c) to elect to purchase its respective pro rata share of the Remaining Shares at the same price and subject to the same material terms and conditions as described in the Additional Transfer Notice. Each Remaining Holder may exercise such purchase option and purchase all or any portion of his, her or its pro rata share of the Remaining Shares (a “Participating Holder” for the purposes of Section 3.2 (d) and 3.2 (e)), by notifying the Selling Holder and the Company in writing, before expiration of the fifteen (15) day period as to the number of such shares that he, she or it wishes to purchase (the “Participating Holder Notice”). Each Remaining Holder’s pro rata share of the Remaining Shares shall be a fraction of the Remaining Shares, the numerator of which shall be the number of Ordinary Shares Equivalents (as defined in Section 1.1) owned by such Remaining Holder on the date of the Transfer Notice and denominator of which shall be the total number of Ordinary Shares Equivalents (as defined in Section 1.1) held by all Remaining Holders on the date of the Transfer Notice.

(ii) In the event any Remaining Holder elects not to purchase its pro rata share of the Remaining Shares available pursuant to its option under subsection 3.2(d)(i) within the time period set forth therein, then the Selling Holder shall promptly give written notice (the “Overallotment Notice”) to each Participating Holder that has elected to purchase all of its pro rata share of the Remaining Shares (each a “Fully Participating Holder”), which notice shall set forth the number of Remaining Shares not purchased by the other Remaining Holders, and shall offer the Participating Holders the right to acquire the unsubscribed shares. Each Participating Holder shall have five (5) days after Delivery of the Overallotment Notice to deliver a written notice to the Selling Holder (the “Participating Holders Overallotment Notice”) of its election to purchase its pro rata share of the unsubscribed shares on the same terms and conditions as set forth in the Additional Transfer Notice and indicating the maximum number of the unsubscribed shares that it will purchase in the event that any other Fully Participating Holder elects not to purchase its pro rata share of the unsubscribed shares. For purposes of this Section 3.2(d)(ii), the numerator shall be the same as that used in Section 3.2(d)(i) above and the denominator shall be the total number of Ordinary Shares Equivalents (as defined in Section 1.1) owned by all Participating Holders on the date of the Transfer Notice. Each Participating Holder shall be entitled to apportion Remaining Shares to be purchased among its partners and affiliates (including in the case of a venture capital fund other venture capital funds affiliated with such fund), provided that such Participating Holder notifies the Selling Holder of such allocation.

(e) Payment. (i) The Participating Holders shall effect the purchase of the Remaining Shares with payment by check or wire transfer, against delivery of the Remaining Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after Delivery to the Company of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Section 3.2(e).

(ii) Should the purchase price specified in the Transfer Notice or Additional Transfer Notice be payable in property other than cash or evidences of indebtedness, the Company (and the Participating Holders) shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property. If the Selling Holder and the Company (or the Participating Holders) cannot agree on such cash value within ten (10) days after Delivery to the Company of the Transfer Notice (or the Delivery of the Additional Transfer Notice to the Remaining Holders), the valuation shall be made by an appraiser of recognized standing selected by the Selling Holder and the Company (or the Participating Holders) or, if they cannot agree on an appraiser within twenty (20) days after Delivery to the Company of the Transfer Notice (or the Delivery of the Additional Transfer Notice to the Holders), each shall select an appraiser of recognized standing and those appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by the Selling Holder and the Company (and the Participating Holders), with half of the cost borne by the Company and the Participating Holders pro rata by each, based on the number of shares such parties have expressed an interest in purchasing pursuant to this Section 3.2. If the time for the closing of the Company’s purchase or the Participating Holders’ purchase has expired but the determination of the value of the purchase price offered by the prospective transferee(s) has not been finalized, then such closing shall be held on or prior to the fifth business day after such valuation shall have been made pursuant to this subsection.

3.3 Right of Co-Sale.

(a) In the case of a transfer by any of the Majority Ordinary Shareholders (the “Selling Ordinary Shareholder”), to the extent the Company and the Remaining Holders do not exercise their respective rights of refusal as to all of the Offered Shares pursuant to Section 3.2, then each Holder other than the Selling Ordinary Shareholder (a “Co-Sale Holder” for purposes of this Section 3.3) that notifies the Selling Ordinary Shareholder in writing within twenty (20) days after Delivery of the Additional Transfer Notice referred to in Section 3.2(c), shall have the right to participate in such sale of Equity Securities on the same terms and conditions as specified in the Transfer Notice. Such Co-Sale Holder’s notice to the Selling Ordinary Shareholder shall indicate the number of shares of the Company that the Co-Sale Holder wishes to sell under his, her or its right to participate. To the extent one or more of the Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of shares of Equity Securities that the Selling Ordinary Shareholder may sell in the Transfer shall be correspondingly reduced.

(b) Each Co-Sale Holder may sell all or any part of that number of shares of the Company equal to the product obtained by multiplying (i) the aggregate number of shares of Equity Securities covered by the Transfer Notice that have not been subscribed for pursuant to Section 3.2 by (ii) a fraction, the numerator of which is the number of Ordinary Shares (including Ordinary Shares issuable upon conversion of the Note) owned by the Co-Sale Holder on the date of the Transfer Notice and the denominator of which is the total number of Ordinary Shares (including Ordinary Shares issuable upon conversion of the Note) owned by the Selling Ordinary Shareholder and all of the Co-Sale Holders on the date of the Transfer Notice.

(c) Each Co-Sale Holder shall effect its participation in the sale by promptly delivering to the Selling Ordinary Shareholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

(i) the number of Ordinary Shares that such Co-Sale Holder elects to sell; or

(ii) that number of Equity Securities that are at such time convertible into the number of Ordinary Shares that such Co-Sale Holder elects to sell; provided, however, that if the prospective third-party purchaser objects to the delivery of Equity Securities in lieu of Ordinary Shares, such Co-Sale Holder shall convert such Equity Securities into Ordinary Shares and deliver Ordinary Shares as provided in this Section 3.3. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

(d) The share certificate or certificates that the Co-Sale Holder delivers to the Selling Ordinary Shareholder pursuant to Section 3.3(c) shall be transferred to the prospective purchaser in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Ordinary Shareholder shall concurrently therewith remit to such Co-Sale Holder that portion of the sale proceeds to which such Co-Sale Holder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Co-Sale Holder exercising its rights of co-sale hereunder, the Selling Ordinary Shareholder shall not sell to such prospective purchaser or purchasers any Equity Securities unless and until, simultaneously with such sale, the Selling Ordinary Shareholder shall purchase such shares or other securities from such Co-Sale Holder for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

3.4 Non-Exercise of Rights. To the extent that the Company and the Remaining Holders have not exercised their rights to purchase the Offered Shares or the Remaining Shares within the time periods specified in Section 3.2 and, with respect to transfers by a Majority Ordinary Shareholder, the Co-Sale Holders have not exercised their rights to participate in the sale of the Remaining Shares within the time periods specified in Section 3.3, the Selling Holder shall have a period of thirty (30) days from the expiration of such rights in which to sell the Offered Shares or the Remaining Shares, as the case may be, upon terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice, to the third-party transferee(s) identified in the Transfer Notice. The third party transferee(s) shall acquire the Offered Shares and the Remaining Shares free and clear of subsequent rights of first refusal and co-sale rights under this Agreement, provided, however, that no Selling Holder may sell or transfer its Equity Securities under Section 3.2 unless and until such transferee(s) have delivered to the Company a duly executed Deed of Adherence (as defined in Section 1.1) as a condition precedent to any such Transfer. In the event the Selling Holder does not consummate the sale or disposition of the Offered Shares and Remaining Shares within the thirty (30) day period from the expiration of these rights, the Company’s first refusal rights, the Remaining Holders’ first refusal rights and, with respect to transfers by Majority Ordinary Shareholders, the Co-Sale Holder’s co-sale rights shall continue to be applicable to any subsequent disposition of the Offered Shares or the Remaining Shares by the Selling Holder until such right lapses in accordance with the terms of this Agreement. Furthermore, the exercise or non exercise of the rights of the

Company, the Holders and the Co-Sale Holders under this Section 3 to purchase Equity Securities from the Selling Holder or participate in sales of Equity Securities by the Selling Ordinary Shareholder shall not adversely affect their rights to make subsequent purchases from the Selling Holder of Equity Securities or subsequently participate in sales of Equity Securities by the Selling Ordinary Shareholder.

3.5 Limitations to Rights of Refusal and Co-Sale. Notwithstanding the provisions of Sections 3.2 and 3.3 of this Agreement, the first refusal rights of the Company, the first refusal rights of the Remaining Holders and the co-sale rights of the Co-Sale Holders shall not apply to:

(a) the Transfer of Equity Securities to any spouse or member of Holder’s immediate family, or to a custodian, trustee (including a trustee of a voting trust), executor, or other fiduciary for the account of the Holder’s spouse or members of the Holder’s immediate family, or to a trust for the Holder’s own self, or a charitable remainder trust;

(b) the transfer of Ordinary Shares from Ideanew Profits Limited and/or Bentley Development Limited to Mr. Yu Jianqiu pursuant to clause 6.1 of a letter agreement dated 12 December, 2005 and entered into between Mr. Yu Jianqiu, the Company, Ideanew Profits Limited and Bentley Development Limited (the “Letter Agreement”);

(c) the transfer of Ordinary Shares from Mr. Yu Jianqiu to each of Ideanew Profits Limited, Bentley Development Limited (pursuant to clause 6.2 of the Letter Agreement), Po Sang Group Limited, Good Concept Investments Limited and Peace Shine Limited upon issuance of any Ordinary Shares so that such persons shall remain Shareholder of 10%, 5%, 5%, 1.5% and 1.5% (subject to proportional adjustments for any reduction in their shareholdings after the date hereof) respectively at all times of the total number of Ordinary Shares in issue and outstanding; or

(d) any sale of Equity Securities to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended;

(e) the Transfer of Ordinary Shares Equivalents (as defined in Section 1.1) held by any Investor to any of its affiliates which that Investor controls or manages, directly or indirectly, whether by possessing the power to direct or cause the direction of the management policies of such an affiliate, through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor, agent or otherwise, provided, however, in the event that such transferees cease to be the affiliates of that Investor, such Ordinary Shares Equivalents (as defined in Section 1.1) must be transferred to that Investor or its affiliates forthwith; and

(f) the Transfer of Ordinary Shares Equivalents (as defined in Section 1.1) held by any Investor in a distribution or series of related distributions to any of its members, shareholders or partners pursuant to that Investor’s organizational documents;

provided, however, in the event of any transfer made pursuant to one of the exemptions provided by clause (a), (b), (c), (e) or (f), (i) the Holder shall inform the other Holders of such Transfer prior to effecting it and (ii) each such transferee or assignee, prior to the completion of the Transfer, shall have delivered a duly executed Deed of Adherence (as defined in Section 1.1) as a condition precedent to any such Transfer. Such transferred Equity Securities shall remain “Equity Securities” hereunder, and such pledgee, transferee or donee shall be treated as the “Holder” for purposes of this Agreement.

3.6 Prohibited Transfers.

(a) Except as otherwise provided in this Agreement, each Holder will not sell, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of in any way, all or any part of or any interest in the Equity Securities. Any sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition of Equity Securities not made in conformance with this Agreement shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

(b) In the event that a Majority Ordinary Shareholder should sell any Equity Securities in contravention of the co-sale rights of the Co-Sale Holders under Section 3.3 (a “Prohibited Transfer”), the Co-Sale Holders, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below under subsection (c), and all the Majority Ordinary Shareholders shall be bound by the applicable provisions of such option.

(c) In the event of a Prohibited Transfer, each Co-Sale Holder shall have the right to sell to the Majority Ordinary Shareholders the type and number of shares of Equity Securities equal to the number of shares each Co-Sale Holder would have been entitled to transfer to the third-party transferee(s) under Section 3.3 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

(i) The price per share at which the shares are to be sold to the Majority Ordinary Shareholders shall be equal to the price per share paid by the third-party transferee(s) to the Majority Ordinary Shareholders in the Prohibited Transfer. The Majority Ordinary Shareholders shall also reimburse each Co-Sale Holder for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Co-Sale Holder’s rights under Section 3.3.

(ii) Within ninety (90) days after the later of the date on which the Co-Sale Holder (A) receives notice of the Prohibited Transfer or (B) otherwise becomes aware of the Prohibited Transfer, each Co-Sale Holder shall, if exercising the option created hereby, deliver to the Majority Ordinary Shareholders the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for transfer.

(iii) The Majority Ordinary Shareholders shall, upon receipt of the certificate or certificates for the shares to be sold by a Co-Sale Holder pursuant to this Section 3.6, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in subparagraph 3.6(c)(i), in cash or by other means acceptable to the Holder.

3A. Listing Matters

3A.1 Each of the Company, the Investors and the Ordinary Shareholders acknowledges that it is the common intention to do all such acts to seek a Qualified Public Offering.

3A.2 In the event of a Qualified Public Offering, each of the Investors and the Ordinary Shareholders undertakes to the Company:

(a) not to block or veto the Initial Offering;

(b) to promptly provide to the Company all necessary or requisite consents and effect such agreements as reasonably required for the Initial Offering; and

(c) to cooperate in the preparation of the Initial Offering when so reasonably requested by the Company.

3A.3 In the event of a Qualified Public Offering, without limiting anything aforesaid in Section 3A.2, each of the Investors shall:

(a) provide all reasonably necessary information as required by The Stock Exchange of Hong Kong Limited (the “Hong Kong Stock Exchange”), the Securities and Futures Commission of Hong Kong (“SFC”) or other relevant regulatory authorities for the preparation of the Initial Offering (including without limitation the nature of business of the Investors and the shareholding structure of the Investors); and

(b) sign and execute such reasonable undertakings and documents as reasonably required by the Hong Kong Stock Exchange, the SFC or other relevant regulatory authorities in relation to the Initial Offering.

3A.4 In the event of a Qualified Public Offering, each of the Investors hereby represents, warrants and undertakes to the Company that in the event of Conversion (as defined in the Subscription Agreement) and the Initial Offering, it will comply with all the applicable restrictions under the applicable listing rules and requirements of The Stock Exchange of Hong Kong Limited on the disposal by it or by any registered holder on its behalf, of any Conversion Shares (as defined in the Subscription Agreement).

4. Legend. Each existing or replacement certificate for shares now owned or hereafter acquired by an Ordinary Shareholder shall bear the following legend upon its face:

“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTORS’ RIGHTS AGREEMENT BY AND BETWEEN THE MEMBER, THE CORPORATION AND CERTAIN HOLDERS OF SHARES OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE CORPORATION.”

5. Miscellaneous.

5.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of the Investors provided the transfer of securities to the Investors is permitted under this Agreement). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.2 Governing Law. This Agreement shall be governed by and construed under the laws of Hong Kong.

5.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.5 Entire Agreement; Amendments and Waivers. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company, holders of eighty-seven percent (87%) of the Ordinary Shares Equivalents (as defined in Section 1.1) held by all of the Investors (or their transferee) and the holders of a majority of the Ordinary Shares held by the Ordinary Shareholders. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Party (and there successors and transferees).

5.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

5.7 Termination.

(a) Sections 2, 3, 3A and 4 of this Agreement shall terminate and be of no further force or effect upon the consummation of a Qualified Public Offering.

(b) Section 1 (other than Sections 1.1 and 1.13) shall terminate and be of no further force or effect upon the consummation of the Qualified Public Offering (as defined in Section 1.1) in a non-US jurisdiction where all the Registrable Securities then in issue and outstanding and held by the Holder (as defined in Section 1.1) become transferrable without restriction other than any being subject to any lock-up period that may be agreed contractually between the Holder (as defined in Section 1.1) and the managing underwriter of the Initial Offering (as defined in Section 1.1).

5.8 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) seven (7) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) two (2) days after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. The occurrence of the events set forth in subsections (i) through (iv) above shall constitute “Delivery” of notice. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 5.8).

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first above written.

COMPANY

CARLING TECHNOLOGY LIMITED

By:

Name:

Title:

Address:

INVESTORS:

TIGER GLOBAL PRIVATE INVESTMENT PARTNERS III, L.P.

By:

Name:

Title:

Address:

UNITED CAPITAL INVESTMENT GROUP LIMITED

By:

Name:

Title:

Address:

[•]

ORDINARY SHAREHOLDERS

By:

Name:

Title:

Address:

Schedule A

Schedule of Investors

Tiger Global Private Investment Partners III, L.P.

United Capital Investment Group Limited

[Note: Each nominee of Tiger or UCI who holds Notes shall also be an Investor under this Agreement.]

Schedule B

Schedule of Ordinary Shareholders

Mr. Yu Jianqiu

Mr. Chen Zihong

Mr. Chen Gonghao

Po Sang Group Limited

Good Concept Investments Limited

Peace Shine Limited

Ideanew Profits Limited

Bentley Development Limited

Schedule C

Deed of Adherence

THIS DEED OF ADHERENCE is made on the         day of                      200[•]

by [name of investor], a company incorporated under the laws of [•], having its registered office at [•]. (the “New [Shareholder / Noteholder]”)

WHEREAS

(A)

Carling Technology Limited (the “Company”), Tiger Global Private Investment Partners III, L.P. and United Capital Investment Group Limited (together, the “Noteholders”) have entered into a Subscription Agreement dated 19th January, 2006 (the “Subscription Agreement”) by which the Company has issued convertible notes for an aggregate amount of US$25,000,000.00 convertible into Conversion Shares and the Noteholders have subscribed for the Notes upon and subject to the terms and conditions of this Agreement.

(B)	The Company, the shareholders for the time being of the Company (the “Ordinary Shareholders”) and the Noteholders have entered into an investors’ rights agreement dated [•] (“Investors’ Rights Agreement”) by which the Ordinary Shareholders, the Noteholders and the Company have agreed certain provisions relating to, inter alia, the acquisition and transfer of Equity Securities (as defined in the Investors’ Rights Agreement).

(C)	The New [Shareholder / Noteholder] wishes to purchase the [Share(s) / Note(s)] described below subject to and in accordance with the terms and conditions of the Investors’ Rights Agreement and accordingly enters into this Deed of Adherence.

NOW THIS DEED WITNESSETH AND IT IS HEREBY AGREED:

1.	Definitions and Interpretations

1.1	In this Deed (including the Recitals hereto), unless the subject or context otherwise requires, words defined in the Investors’ Rights Agreement shall have the same meanings when used herein. The provision of Clause 1 of the Subscription Agreement shall apply to this Deed mutatis mutandis.

1.2	Headings shall be ignored in the construction of this Deed.

2.	Operative Provisions

2.1	Effective Date

The effective date of this Deed of Adherence shall be [•] (the “Effective Date”).

2.2	[Share(s) / Note(s)]

The [Share(s) / Note(s)] to be acquired by the New Noteholder are [give details of the Note and transferee]

2.3	Undertaking of New Noteholder

In consideration of the rights to be accorded to the New [Shareholder / Noteholder] recited below in Clause 2.4, the New [Shareholder / Noteholder] undertakes, to each of the parties to the Investors’ Rights Agreement from time to time, that it will, with effect from the Effective Date assume, perform and comply with the provisions and obligations under the Investors’ Rights Agreement so far as they remain to be observed and performed, as if it had been a party to the Investors’ Rights Agreement at the date of execution thereof as a [Shareholder / Noteholder].

2.4	Rights of New [Shareholder / Noteholder]

Pursuant to the Investors’ Rights Agreement, there shall be accorded to the New [Shareholder / Noteholder] with effect from the Effective Date all the rights of a [Shareholder / Noteholder] as if the New [Shareholder / Noteholder] had been a party to the Investors’ Rights Agreement at the date of execution thereof.

2.5	Notices

The address and fax number designated by the New [Shareholder / Noteholder] are:

Address: [•]

Fax: [•]

For the attention of: [•]

This Deed shall be read and construed in accordance with and governed by Hong Kong law.

IN WITNESS of which this Deed has been duly executed and delivered on the first date stated above.

AS WITNESS whereof this Agreement has been duly executed on the date first above written.

SIGNED by Yu Jianqiu	)
duly authorized for and on behalf of	)
CARLING TECHNOLOGY LIMITED	)
in the presence of:	)

SIGNED by	)
duly authorized for and on behalf of	)
TIGER GLOBAL PRIVATE INVESTMENT	)
PARTNERS III, L.P.	)
in the presence of:	)

SIGNED by	)
duly authorized for and on behalf of	)
UNITED CAPITAL INVESTMENT GROUP	)
LIMITED	)
in the presence of:	)

SIGNED by	)
YU JIANQIU	)
in the presence of:	)

SIGNED by Li Lai Ming	)
duly authorized for and on behalf of	)
JOYWIN TECHNOLOGY LIMITED	)
in the presence of:	)

SIGNED by Li Lai Ming	)
duly authorized for and on behalf of	)
PROFIT FAITH TECHNOLOGY LIMITED	)
in the presence of:	)

SIGNED by Yu Jiangqiu	)
duly authorized for and on behalf of	)
BRIGHTEST RESOURCES LIMITED	)
in the presence of:	)